UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(714) 662-5600
 _________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on February 18, 2015

To the Stockholders of EMULEX CORPORATION:
You are cordially invited to attend the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation, which will be held at Emulex Corporation, 3333 Susan Street, Costa Mesa, California, at 10:00 a.m., Pacific Time, on Wednesday, February 18, 2015, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:
1.      To elect a board of ten directors to serve until the next annual meeting of Emulex’s stockholders and until their successors have been elected and qualified;
2.    To approve an amendment to Emulex's Certificate of Incorporation to require majority voting in uncontested director elections, the effectiveness of which is conditioned on stockholder approval of proposal 3 below;
3.    To approve an amendment to Emulex's Certificate of Incorporation to eliminate cumulative voting in all director elections, the effectiveness of which is conditioned on stockholder approval of proposal 2 above;
4.      To ratify and approve an advisory resolution to approve executive compensation;
5.      To ratify the selection of KPMG LLP as Emulex’s independent registered public accounting firm for fiscal year 2015; and
6.      To transact such other business as may properly come before the meeting or any adjournment thereof.
Stockholders of record of Emulex’s common stock at the close of business on December 22, 2014, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.
Whether or not they expect to attend, to make sure all votes are received, stockholders are urged to vote their shares promptly by mail, telephone or internet as instructed on the enclosed proxy card or voting instruction card. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 18, 2015. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 29, 2014 are available electronically at www.proxyvote.com.

By Order of the Board of Directors

JEFFREY W. BENCK
President, Chief Executive Officer and Director

Costa Mesa, California
January 9, 2015

EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(714) 662-5600
_________________________
PROXY STATEMENT
_________________________
Approximate date proxy material first sent
to stockholders: January 9, 2015
 _________________________
The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation (referred to as “we,” “us” or “Emulex”), to be held at Emulex Corporation, 3333 Susan Street, Costa Mesa, California, at 10:00 a.m., Pacific Time, on Wednesday, February 18, 2015, and adjournments thereof (the “Annual Meeting”), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement.
INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING
Record Date and Share Ownership
Only stockholders of record on the books of Emulex at the close of business on December 22, 2014 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. Each share of common stock is entitled to one vote with respect to the matters presented at the Annual Meeting. At the Record Date, 71,740,794 shares of Emulex’s common stock were issued and outstanding and held of record by approximately 349 stockholders. Emulex knows of no contractual arrangements which may at a subsequent date result in a change of control of Emulex.
Voting and Solicitation
Representation at the Annual Meeting by the holders of a majority of the outstanding common stock of Emulex on the Record Date, either by personal attendance or by proxy, will constitute a quorum.
A form of proxy is being furnished to stockholders herewith by Emulex on behalf of the Board of Directors. Proxies properly completed, duly submitted to and received by us before the Annual Meeting, and not revoked, will be voted and cast in accordance with the specifications given. Internet and telephonic voting is available through 8:59 p.m. (Pacific Time) on February 17, 2015.
Unless a contrary choice is specified in the proxy, the proxy will be voted:
“FOR” the election of all ten of the nominee-directors specified herein (Proposal 1);
"FOR" approval of an amendment to Emulex's Certificate of Incorporation to require majority voting in uncontested director elections, the effectiveness of which is conditioned on stockholder approval of Proposal 3 (Proposal 2);
"FOR" approval of an amendment to Emulex's Certificate of Incorporation to eliminate cumulative voting in all director elections (Proposal 3);
“FOR” ratification and approval of an advisory resolution to approve executive compensation (Proposal 4); and
“FOR” ratification of the selection of KPMG LLP as Emulex’s independent registered public accounting firm for fiscal year 2015 (Proposal 5).

It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. Each of the persons named as proxies is a director of Emulex and was recommended by the Nominating/Corporate Governance Committee and approved by Emulex’s Board of Directors.
Under Emulex’s Bylaws and Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal and has not received instructions from the beneficial owner) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) or voted against a nominee will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Abstentions as to the proposals regarding the advisory resolution to approve the propose amendments to Emulex's certification of incorporation, executive compensation and the ratification of the selection of KPMG LLP as Emulex’s independent registered public accounting firm will have the same effect as votes against such proposals. Broker non-votes with respect to these proposals will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposals.
The New York Stock Exchange (“NYSE”) has adopted regulations that prevent brokers or other nominees that are NYSE member organizations from voting in favor of “non-routine” items unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. Other than the proposal to ratify the appointment of KPMG as our independent registered public account firm (Proposal 5), each of the proposals (Proposals 1 through 4) are considered “non-routine” items and the NYSE rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year is the only proposal that should be considered to be a routine item. To the extent your brokerage firm votes shares on your behalf on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm, your shares will also be counted as present for the purpose of determining a quorum.
The entire cost of soliciting proxies in connection with the Annual Meeting will be borne by Emulex. Emulex may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their beneficial owners. In that connection, Emulex has retained Broadridge Financial Solutions, Inc., Edgewood, New York, to distribute proxies and Morrow and Company LLC, Stamford, Connecticut to solicit proxies. The aggregate cost of these services, excluding out-of-pocket expenses, is not expected to exceed $30,000. Emulex may also retain other firms or individuals to assist with the solicitation of proxies. Members of the management of Emulex may also solicit some stockholders in person, or by telephone, email or facsimile, following solicitation by this Proxy Statement, but will not be separately compensated for such solicitation services.
Revocability of Proxies
Your execution of the enclosed proxy or submitting your vote by telephone or on the internet will not affect your right as a stockholder to attend the Annual Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated vote, in person at the Annual Meeting, via the internet, by telephone or by mail, or (ii) a written revocation sent to and received by the Secretary of Emulex prior to the Annual Meeting. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.
Householding of Annual Meeting Materials
Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the notice of internet availability of proxy materials, or this Proxy Statement and the 2014 Annual Report may have been sent to multiple stockholders in your household. If you would like to obtain another copy of any of these documents, please contact our Investor Relations Department at 3333 Susan Street, Costa Mesa, California 92626, telephone (714) 662-5600. If you want to receive separate copies of the notice of Internet availability of proxy materials, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

VOTING SECURITIES AND STOCK OWNERSHIP
Stock Ownership of Management
The following table sets forth, as of the Record Date, information as to the beneficial ownership of our common stock by all Directors, by the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”), and by all our Directors and executive officers as a group.

Name of Beneficial Owner (11)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Gregory S. Clark	43,074		*
Gary J. Daichendt	227,100		*
Bruce C. Edwards	146,360	(3)	*
Paul F. Folino	182,282	(4)	*
Eugene J. Frantz	43,074		*
Beatriz V. Infante	49,265		*
John A. Kelley	27,100		*
Rahul N. Merchant	27,100		*
Nersi Nazari	61,684		*
Dean A. Yoost	179,763	(5)	*
Jeffrey W. Benck	458,315	(6)	*
Kyle B. Wescoat	69,115	(7)	*
Perry M. Mulligan	8,322	(8)	*
Jeffery L. Hoogenboom	242,922	(9)	*
Margaret A. Evashenk	139,931	(10)	*
All Directors and executive officers as a group (15 persons)	1,905,407		2.6%

(1)
This column lists voting securities. Except as otherwise indicated and subject to applicable community property and similar laws, we assume that each named owner has the sole voting and investment power with respect to their shares (other than shares subject to options). Amount of shares beneficially owned includes shares which are subject to options that are currently, or within 60 days following December 22, 2014 will be, exercisable, as well as unvested restricted stock or restricted stock units which will vest within 60 days following December 22, 2014.

(2)
Percent of class is based on the number of shares outstanding on December 22, 2014 (71,740,794 shares) plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

(3)
Consists of (i) 102,360 shares held by Mr. Edwards; (ii) 4,000 shares held in a family trust of which Mr. Edwards and his wife are co-trustees and share voting and investment power; and (iii) 40,000 shares which are subject to options held by Mr. Edwards, which are currently, or within 60 days following December 22, 2014, will be exercisable.

(4)
Consists of (i) 27,282 shares held by a trust of which Mr. Folino is the sole trustee and has sole voting and investment power; and (ii) 155,000 shares which are subject to options held by Mr. Folino which are currently, or within 60 days following December 22, 2014, will be exercisable.

(5)
Consists of (i) 99,763 shares held by a living trust of which Mr. Yoost and his wife are co-trustees and share voting and investment power; and (ii) 80,000 shares which are subject to options held by Mr. Yoost which are currently, or within 60 days following December 22, 2014, will be exercisable.

(6)
Consists of (i) 215,361 shares held by Mr. Benck; and (ii) 242,954 shares which are subject to options held by Mr. Benck which are currently, or within 60 days following December 22, 2014, will be exercisable.

(7)
Consists of (i) 20,000 shares held by Mr. Wescoat; (ii) 19,363 shares which are subject to options held by Mr. Wescoat which are currently, or within 60 days following December 22, 2014, will be exercisable; and (iii) 29,752 unvested restricted stock units which will vest within 60 days following December 22, 2014.

(8)	Represents shares which are subject to options held by Mr. Mulligan which are currently, or within 60 days following December 22, 2014, will be exercisable.

(9)
Consists of (i) 117,386 shares held by Mr. Hoogenboom; and (ii) 125,536 shares which are subject to options held by Mr. Hoogenboom which are currently, or within 60 days following December 22, 2014, will be exercisable.

(10)
Consists of (i) 69,065 shares held by Ms. Evashenk; and (ii) 70,866 shares which are subject to options held by Ms. Evashenk which are currently, or within 60 days following December 22, 2014 will be exercisable.

(11) Table excludes ownership information with respect to James McCluney and Michael Rockenbach, who employment with Emulex terminated in February 2014 and January 2014, respectively, and with respect to which current stock ownership information is not available.
Principal Stockholders
The following table sets forth information regarding ownership of outstanding shares of our common stock by those individuals, entities, or groups who have advised us that they own more than five percent (5%) of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)
Great West Life Assurance Company	7,155,618	(2)	10.0%
100 Osborne Street North Winnipeg, A2, Winnipeg
Dimensional Fund Advisors LP	5,210,382	(3)	7.3%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
The Vanguard Group	4,686,353	(6)	6.5%
100 Vanguard Boulevard Malvern, PA 19355

(1)
Percent of class is based on the number of shares outstanding on December 22, 2014 (71,740,794 shares) plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date.

(2)	Based on its Form 13-F filed on November 6, 2014, we believe that Great West Life Assurance Company beneficially owned the number of shares indicated as of September 30, 2014.

(3)	Based on its Form 13-F filed on November 13, 2014, we believe that Dimensional Fund Advisors LP beneficially owned the number of shares indicated as of September 30, 2014.
(4) Based on its Form 13-F filed on November 12, 2014, we believe that The Vanguard Group beneficially owned the number of shares indicated as of September 30, 2014.

PROPOSAL 1
ELECTION OF DIRECTORS
Emulex’s Directors are to be elected at each annual meeting of stockholders ("Annual Meeting"). The Board of Directors (or "the "Board") currently consists of eleven members. Mr. Eugene Frantz is not standing for re-election at the Annual Meeting and, as a result, the number of authorized directors will be reduced to ten effective immediately following the election of the directors nominated by the Board of Directors in this proxy statement.
The ten nominees for election as directors at the Annual Meeting set forth in the table below are all recommended by the Board. Emulex’s policy is to encourage nominees for director to attend the Annual Meeting and each of the directors attended and was elected as a director at the February 2014 Annual Meeting of Stockholders.
In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by Emulex’s existing Board of Directors and its Nominating/Corporate Governance Committee.
The ten nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as Emulex’s Directors to serve until the next annual meeting and until their successors are elected and qualify. Subject to certain exceptions specified below, stockholders of record on the Record Date are entitled to cumulate their votes in the election of Emulex’s Directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. Under the Emulex's Certificate of Incorporation, as currently in effect, no stockholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the stockholder has given notice at the Annual Meeting, prior to the voting, of the stockholder’s intention to cumulate his or her votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.
Director Nomination Process
The Board of Directors and the Nominating/Corporate Governance Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Such assessment is made in light of actual or expected changes in Emulex’s business, regulatory environment and other trends. While the factors such as age, business and international experience, technical and financial knowledge, diversity and reputation of a particular candidate will be considered, the Nominating/Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. As evidenced by the New Director Nominees, the Board is committed to continuing to increase its diversity through the recruitment of qualified members with more diverse backgrounds to fill Board vacancies as they occur.
In general, candidates for nomination to the Board are provided by Board members, employees or others having knowledge of Emulex’s particular needs. The Nominating/Corporate Governance Committee has a policy of considering candidates for membership to the Board who are nominated by stockholders in the same manner as candidates recommended by members of the Board.
Emulex’s Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by, or at the direction of, the Board or by any stockholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at Emulex’s principal executive offices not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was first made. To be timely in the case of a special meeting, a stockholder’s notice shall be delivered to or mailed and received at Emulex’s principal executive offices not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the Bylaws.
The following table sets forth certain information concerning the nominees for election as directors.

Name	Position	Age (7)
Jeffrey W. Benck	President, Chief Executive Officer, and Director	49
Gregory S. Clark (1)	Director	50
Gary J. Daichendt (3)	Director	63
Bruce C. Edwards (1)	Chairman of the Board	61
Paul F. Folino	Director	70
Beatriz V. Infante (1)(4)	Director	61
John A. Kelley (5)	Director	65
Rahul N. Merchant (3)	Director	58
Nersi Nazari (2)	Director	56
Dean A. Yoost (2)(6)	Director	65

(1)	Member of the Compensation Committee of the Board of Directors.

(2)	Member of the Nominating/Corporate Governance Committee of the Board of Directors.

(3)	Member of the Audit Committee of the Board of Directors.

(4)	Chairman of the Nominating/Corporate Governance Committee of the Board of Directors.

(5)	Chairman of the Compensation Committee of the Board of Directors.

(6)	Chairman of the Audit Committee of the Board of Directors.
(7)    As of the date of the Annual Meeting.
Each of our directors brings unique capabilities to the Board. The Company believes the directors as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, finance and risk management that are necessary to effectively oversee Emulex. In addition, the Company believes that each of the directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of the stockholders.
Mr. Benck currently serves as a Director, President and Chief Executive Officer of Emulex. Mr. Benck joined Emulex in May 2008 as Executive Vice President and Chief Operating Officer and was subsequently appointed to President and Chief Operating Officer in August 2010. Mr. Benck was named a Director of Emulex and President and Chief Executive Officer of the Company in July 2013. Prior to joining the Company, Mr. Benck was President and Chief Operating Officer of QLogic Corporation, a supplier of storage networking solutions. Prior to that, Mr. Benck worked for International Business Machines (IBM) Corporation, a global leader in information technology and services, for 18 years, in his last role serving as Vice President of xSeries BladeCenter and Retail Store Solutions development. While at IBM, Mr. Benck's focus included growth initiatives, product development, marketing and strategy, portfolio management and customer relationships. Mr. Benck is widely known for his role in establishing IBM's blade server product line leadership.
As Emulex's current President and Chief Executive Officer, Mr. Benck provides intimate knowledge of Emulex’s current operations and insights on how to deliver customer value. In addition, Mr. Benck's extensive engineering and product experience in the technology industry and the markets in which Emulex competes provide the Board unique insight into the strategic issues and opportunities in front of Emulex.
Mr. Clark has served as a Director of Emulex since April 2013. Mr. Clark is currently the Chief Executive Officer and a Director of Blue Coat Systems, Inc., a developer of products and services that secure and optimize the delivery of business applications. Mr. Clark served as Chief Executive Officer of Mincom, a leading global provider of software and services to asset-intensive industries. Prior to Mincom, he served as Chief Technology Officer and subsequently became President and Chief Executive Officer of E2open, a leader in ERP-agnostic global supply chain integration. Earlier in his career, Mr. Clark was the IBM Distinguished Engineer responsible for IBM’s security technology and served as a vice president at IBM’s Tivoli Systems, Inc. Before joining IBM, he founded the security software firm, Dascom, Inc., which was sold to IBM Corporation in 1999. Mr. Clark previously held senior roles with AT&T, UNIX System Laboratories and Stallion Technologies. Mr. Clark is also a member of the Board of Directors of the Global HealthCare Exchange (GHX), Imperva (NYSE: IMPV) and Intelligrated, Inc.
Mr. Clark's extensive expertise running technology companies and his current role as Chief Executive Officer of Bluecoat makes him a valuable member of the Board.
Mr. Daichendt has served as a Director of Emulex since February 2014. He served as President and Chief Operating Officer of Nortel Networks Corporation, a supplier of communication equipment, from March 2005 to June 2005. Prior to joining Nortel Networks, Mr. Daichendt served in a number of senior executive positions at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, for 6 years, including most recently as Executive Vice President, Worldwide Operations. Mr. Daichendt currently serves as a Director of ShoreTel, Inc. and was previously Chairman of the Board. Mr. Daichendt also serves as a member of the Board of Directors of NCR Corporation (NYSE: NCR) and Juniper Networks (NYSE: JNPR).
Mr. Daichendt's experience as an officer of various networking industry companies as well as his experience as a public company director make him well-qualified to serve as a member of our Board.
Mr. Edwards has served as a Director of Emulex since May 2000 and is Chairman of the Board. He served as the Executive Chairman of the Board of Powerwave Technologies, Inc., a designer, manufacturer and supplier of advance coverage and capacity solutions for the wireless communications industry from February 2005 to November 2007, and served as Chief Executive Officer and as a Director of Powerwave Technologies from February 1996 until February 2005. Mr. Edwards also served as the President of Powerwave Technologies from February 1996 to May 2004. Prior to Powerwave Technologies, Mr. Edwards was Senior Vice President, Finance and Chief Financial Officer and subsequently Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company. Mr. Edwards also serves as a Director and Chairman of the Compensation Committee of Semtech Corporation (NASDAQ: SMTC), a supplier of analog and mixed-signal semiconductor products, and a Director, Chairman of the Compensation Committee, and member of the Audit Committee and Corporate Governance and Nominating Committee at Lantronix, Inc. (NASDAQ: LTRX), a global provider of smart M2M connectivity solutions. Mr. Edwards also served as a Director, Chairman of the Audit Committee and member of the Nominating and Governance Committee of SouthWest Water Company, an owner and operator of water and wastewater utilities and related services until SouthWest Water Company was acquired in September 2010.
Mr. Edwards has leadership experience through his past experience as the chairman and chief executive officer of a publicly traded global technology company. His management and operational expertise is accompanied by his experience with the design and manufacturing of technology products and experience dealing with complex accounting matters. These skills come from the unique experience of not only serving as Chief Financial Officer but also Chief Executive Officer of different publicly traded companies.
Mr. Folino currently serves as a Director of Emulex. Mr. Folino joined Emulex in May 1993 as President, Chief Executive Officer and Director. Mr. Folino served as Chairman of the Board from November 2011 through July 2013 and served in the office of Executive Chairman of Emulex from September 2006 through November 2011. Prior to joining Emulex, Mr. Folino was President and Chief Operating Officer of Thomas-Conrad Corporation, a manufacturer of local area networking products. Mr. Folino is also a Director and member of the Compensation Committee of Microsemi Corporation (NASDAQ: MSCC), a designer, manufacturer and marketer of high-performance analog and mixed-signal integrated circuits and high reliability discrete semiconductors and is Chairman of the Board and member of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee of CoreLogic, Inc. (NYSE: CLGX), a leading provider of consumer, financial and property information, analytics and services to business and government. In addition, Mr. Folino serves as a Director, Chairman of the Corporate Governance and Nominating Committee and as a member of the Audit Committee and Compensation Committee of Lantronix, Inc. (NASDAQ: LTRX), a global provider of smart M2M connectivity solutions.
Mr. Folino served as Chief Executive Officer of Emulex for more than 14 years and served as Chairman for over ten years. Through these positions, Mr. Folino brings to the Board of Directors recognized executive leadership and vision, as well as knowledge of Emulex’s business, strategy and financial position. In addition, he brings with him a global network of customer and industry contacts.
Ms. Infante has served as a Director of Emulex since May 2012 and is Chairman of the Nominating/Corporate Governance Committee. Ms. Infante is currently the Chief Executive Officer of Business Excelleration LLC, a business consultancy specializing in corporate transformation and renewal. Since 2008, Ms. Infante has also served as an Investor and Advisor to Tandem Capital. Ms. Infante served as Chief Executive Officer and a Director of ENXSuite Corporation from May 2010 until ENXSuite Corporation was acquired in October 2011. Ms. Infante served as Chief Executive Officer and as a Director of VoiceObjects, Inc. from March 2006 until VoiceObjects, Inc. was acquired in December 2008. Ms. Infante served as Director and Interim Chief Executive Officer of Sychron, Inc. from December 2004 to June 2005 until its sale to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation, a market leader in communications solutions, from April 2000 until October 2003, and was additionally named Chairman in February 2001. Between October 1998 and April 2000, she held additional roles at Aspect Communications. Ms. Infante also serves as a Director and member of the Compensation Committee and member of the Corporate Development & Investment Committee of Sonus Networks, Inc. (NASDAQ: SONS), a provider of hardware-based and virtualized Session Border Controllers, Diameter Signaling Controllers, policy/routing servers and media and signaling gateways, and is a Director and member of the Audit Committee of Liquidity Services, Inc. (NASDAQ: LQDT), the leading provider of online marketplaces for surplus assets and equipment. Ms. Infante is a National Association of Corporate Directors (NACD) Board Leadership Fellow. She has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for experienced corporate directors-a rigorous suite of courses spanning leading practices for boards and committees. Ms. Infante supplements her board leadership skills through ongoing engagement with the director community and access to leading practices.

Ms. Infante’s strong technical expertise coupled with her senior executive experience as a Chief Executive Officer of many different technology companies and her exemplary performance as a distinguished board member who currently sits on multiple technology company boards provide strategic and corporate compensation experience to the Board. Ms. Infante holds a B.S.E. degree in Electrical Engineering and Computer Science from Princeton University and holds a M.S. degree in Engineering Science from California Institute of Technology.
Mr. Kelley has served as a Director of Emulex since February 2014 and is Chairman of the Compensation Committee. He is currently the Chief Executive Officer of CereScan Corp., a provider of high-definition functional brain imaging, since July 2009, and as Chairman of the Board of Directors of CereScan, since March 2009. Mr. Kelley formerly served as the Chairman, President and Chief Executive Officer of McDATA Corporation, a provider of storage networking and data infrastructure solutions, until McDATA was acquired by Brocade Communications Systems, Inc., a data infrastructure company, in January 2007. Mr. Kelley started at McDATA as President and Chief Operating Officer in August 2001. Prior to joining McDATA, Mr. Kelley served as Executive Vice President of networks at Qwest Communications International, Inc. He also served as President of Wholesale Markets for U.S. West, Inc. Mr. Kelley has significant public board experience from his time at McDATA and has been a director of Polycom, Inc. (NASDAQ: PLCM) since March 2000.
Mr. Kelley's experience as an officer of various storage networking and telecommunications companies as well as his experience as a public company director make him well-qualified to serve as a member of our Board.
Mr. Merchant has served as a Director of Emulex since February 2014. He was the citywide Chief Information and Innovation Officer for the City of New York from March 2012 to February 2014. Previously he served as Executive Vice President, Chief Information Officer and member of the Executive Committee at Fannie Mae, where he led the technology and operations groups. Mr. Merchant also served as Senior Vice President and Chief Information Officer at Merrill Lynch & Co. He has extensive computer industry and public board experience as a current director of Fair Isaac Corporation (FICO) (NYSE: FICO), and as a former director of Sierra Atlantic, Level 3 Communications, Inc. (NYSE: LVLT) and Sun Microsystems.
Mr. Merchant's technological expertise, inside knowledge of information technology operations, and unique customer insight as well as his experience as a public company director make him well-qualified to serve as a member of our Board.
Mr. Nazari has served as a Director of Emulex since June 2011. Mr. Nazari has been Executive Chairman of Vital Connect, Inc., formerly known as Vigilo Networks, Inc., a medical device company, since 2011, and Chairman and Chief Executive Officer since 2012. Mr. Nazari has served as President of Pacific General Ventures, a venture capital company that invests in semiconductor and software companies, from 2003 to 2011. Mr. Nazari previously served as Chief Executive Officer and President of Teranetics, Inc., a leader in 10GBASE-T Ethernet Phy chips, and as Vice President for Signal Processing Technology of Marvell Technology Group Ltd. (“Marvell”). Prior to Marvell, Mr. Nazari served as Chief Technologist at GEC Plessey Semiconductor.
Mr. Nazari’s technical engineering expertise and history of developing new market segments provide valuable insight to the Board as Emulex continues to identify and expand into new growth markets. Mr. Nazari holds a PhD in Electrical Engineering from the University of Colorado, Boulder and is the holder of eight patents.
Mr. Yoost has served as a Director of Emulex since August 2005 and is Chairman of the Audit Committee. Mr. Yoost retired as a Partner after 33 years with PricewaterhouseCoopers, wherein he held numerous client service and Firm leadership positions. During this period, he lived and worked in Tokyo and Beijing for 16 years. He was elected as a Director to the 18-partner Global Oversight Board of PWC International Limited, the coordinating entity for the global network of firms. At his retirement, Mr. Yoost was the Firm’s Managing Partner in Orange County and the Regional Leader of its Advisory Services practice. He has been involved in virtually all areas of international trade and investment, and has served clients in a number of industries, including technology, financial services, consumer products, distributions services, health services and manufacturing. Mr. Yoost is a member of the Board of Directors of Pacific Life Insurance Company, a Fortune 500 company and California’s largest life and annuities provider, and MUFG Union Bank, among the largest twelve banks in the U.S. He previously served as a Director of Belden Inc. (NYSE: BDC), a designer and global manufacturer of cable, connectivity and networking products. Mr. Yoost is also one of three members of the advisory board of the American Honda Finance Corporation.
Mr. Yoost’s financial expertise, exemplified by his qualifications as a Certified Public Accountant, his background and experience as a Partner of a multi-national accounting firm make him a valuable asset to the Board and to serve as a qualified financial expert and member of the Audit Committee.
Fiscal 2014 Board of Directors Meetings
There were 24 meetings of the Board of Directors of Emulex during fiscal 2014. Each of the Directors of Emulex, except for Gregory S. Clark, attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the last fiscal year and the total number of meetings held by all committees of the Board of Directors on which he or she served during the last fiscal year.

Compensation of Directors
Emulex provides its non-employee Directors with a total compensation program that recognizes the expertise of each Board member and aligns Director’s interests with those of stockholders. Accordingly, the compensation plan for Emulex’s Directors consists of cash retainers for Board, Committee and Chair responsibilities, as well as stock grants upon election to the Board and annually thereafter.
Directors’ Fees.    In fiscal 2014, Directors who were not employees of Emulex received a quarterly retainer of $13,750, $1,500 per meeting attended in excess of twelve meetings during the fiscal year and reimbursement for travel expenses. The Chairman of the Board received an additional quarterly retainer of $7,500. In addition, the Chairman of the Nominating/Corporate Governance Committee received an additional quarterly retainer of $1,500, while committee members received an additional quarterly retainer of $1,000; the Chairman of the Compensation Committee received an additional quarterly retainer of $2,000, while committee members received an additional quarterly retainer of $1,000; and the Chairman of the Audit Committee received an additional quarterly retainer of $3,000, while committee members received an additional quarterly retainer of $2,000. Directors who are employees of Emulex receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for their out-of-pocket expenses in connection with attendance at Board and committee meetings.
Equity-Based Compensation.    Emulex maintains the Emulex Corporation Stock Award Plan for Non-Employee Directors (the “Director Plan”) under which shares of Emulex’s common stock may be issued pursuant to the exercise of stock options, restricted stock awards or stock appreciation rights granted to Directors who are not employees of Emulex or any of its subsidiaries.
Each Director of Emulex is eligible to receive awards under the Director Plan only if such Director is not then an employee of Emulex or any of its subsidiaries (“Plan Eligible Director”). Only Plan Eligible Directors may receive awards under the Director Plan. There are currently ten Plan Eligible Directors - Ms. Infante and Messrs. Clark, Daichendt, Edwards, Folino, Frantz, Kelley, Merchant, Nazari and Yoost.
The Director Plan provides for option awards to be granted automatically to each Plan Eligible Director upon the date on which such director first becomes a Plan Eligible Director and yearly thereafter upon re-election to the Board.
The Board or a designated committee of the Board may grant additional compensation under the Director Plan to Plan Eligible Directors in the form of restricted stock awards or stock appreciation rights which compensation may be in addition to or in lieu of the formula-based option grants.
Beginning with fiscal 2011, in lieu of an annual option under the Director Plan and any other restricted stock grants, each Plan Eligible Director receives an annual grant of restricted stock equal to $125,000 in market value of common stock based on the closing price of Emulex’s common stock on the date of grant. In fiscal 2014, the annual grant of restricted stock was reduced to $100,000. Further, the Board agreed to maintain the fiscal 2015 annual grant of restricted stock equal to $100,000.
In addition, in lieu of an initial stock option award under the Director Plan, each newly appointed or elected Plan Eligible Director receives an initial grant of shares of restricted stock equal to $200,000 in market value of common stock based on the closing price of Emulex’s common stock on the date of the award with the annual restricted stock award amount being reduced pro-rata for annual stock awards being made within one year after the award of an initial restricted stock award.
The restricted stock grants are made in the form of restricted stock awards which automatically entitle their holders to one share of common stock per restricted stock award upon vesting. These restricted stock awards shall vest as to one half of the shares on the date of grant and one half of the shares six months after the date of grant.
The following table sets forth information concerning the compensation of Emulex’s non-employee directors during fiscal 2014.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)(3)	Option Awards ($) (2)(4)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gregory S. Clark (5)	58,500	83,600	—	N/A	N/A	—	142,100
Gary J. Daichendt (6)	31,500	200,000	—	N/A	N/A	—	231,500
Bruce C. Edwards	90,000	100,000	—	N/A	N/A	—	190,000
Paul F. Folino	71,813	100,000	—	N/A	N/A	—	171,813
Eugene J. Frantz (5)	70,500	83,600	—	N/A	N/A	—	154,100
Beatriz V. Infante	74,500	100,000	—	N/A	N/A	—	174,500
John A. Kelley (6)	31,500	200,000	—	N/A	N/A	—	231,500
Rahul N. Merchant (6)	31,500	200,000	—	N/A	N/A	—	231,500
Nersi Nazari	61,500	100,000	—	N/A	N/A	—	161,500
Dean A. Yoost	79,500	100,000	—	N/A	N/A	—	179,500

(1)
Any Director who is also an employee does not receive any additional compensation for serving on our Board of Directors. The compensation of Jeffrey W. Benck is reflected in the Summary Compensation Table.

(2)
The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2014. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions with respect to stock option and award grants, refer to Note 13 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended June 29, 2014, as filed with the SEC. These amounts reflect our accounting value for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the director.

(3)
The aggregate number of unvested restricted stock awards at the end of fiscal 2014 are: Mr. Clark- 5,664 shares; Mr. Daichendt - 13,550 shares; Mr. Edwards - 6,775 shares; Mr. Folino - 6,775 shares; Mr. Frantz - 5,664 shares; Ms. Infante - 6,775 shares; Mr. Kelley - 13,550 shares; Mr. Merchant - 13,550 shares; Mr. Nazari - 6,775 shares and Mr. Yoost - 6,775 shares.

(4)
The aggregate number of stock options outstanding at the end of fiscal 2014 are: Mr. Clark- 0 shares; Mr. Daichendt - 0 shares; Mr. Edwards - 40,000 shares; Mr. Folino - 155,000 shares (all of which comprise of grants received as an Executive Chairman and not as a non-employee director); Mr. Frantz - 0 shares; Ms. Infante - 0 shares; Mr. Kelley - 0 shares; Mr. Merchant - 0 shares; Mr. Nazari - 0 shares and Mr. Yoost - 80,000 shares. No stock options were granted to Directors in fiscal 2014.

(5)
Messrs. Clark and Frantz received a pro-rata reduction in the annual restricted stock award computed based on the time between April 15, 2013, the date of their initial restricted stock awards, and February 14, 2014.

(6)	Each of Messrs. Daichendt, Kelley and Merchant service as a Director commenced in February 2014.
Board Committees
Compensation Committee.    The Board has established a Compensation Committee currently consisting of four members, none of whom is an employee of Emulex. The Compensation Committee reviews the performance of our executive officers and the executive officers of our subsidiaries and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and equity grants under our equity compensation plans, including the Equity Incentive Plan. See “Report of the Compensation Committee of the Board of Directors.” A copy of the charter of the Compensation Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Compensation Committee.” A copy of the charter of the Compensation Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Compensation Committee held seven meetings during our last fiscal year. Please note that none of the information contained on our websites is incorporated by reference into this Proxy Statement, and the website addresses are included as inactive textual references only.
Compensation Committee Interlocks and Insider Participation.    In fiscal 2014, Bruce C. Edwards and Beatrize V. Infante served as members of Emulex’s Compensation Committee. Effective February 6, 2014, John A. Kelley was appointed as Chairman of the Compensation Committee and Gregory S. Clark was appointed as a member of the Compensation

Committee. None of Mr. Kelley, Mr. Clark, Mr. Edwards, or Ms. Infante are now, nor have at any time been, an officer or employee of Emulex. During fiscal 2014, none of Emulex’s executive officers served as a member of the Compensation Committee (or its equivalent) or as a director of any entity whose executive officers served on either Emulex’s Compensation Committee or its Board of Directors.
Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee currently consists of four directors, none of whom is an employee of Emulex. Following the Annual Meeting, it is expected that the Nominating/Corporate Governance Committee will be reduced to three members as a result of Mr. Frantz's departure from the Board. Effective February 6, 2014, Beatriz V. Infante was appointed as Chairman of the Nominating/Corporate Governance Committee. The nominees for election as directors at the Annual Meeting were recommended by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee reviews and approves nominees for service on the Board, considers any nominees recommended by stockholders, and adopts and reviews corporate governance policies and procedures. All members of the Nominating/Corporate Governance Committee are independent within the meaning of the New York Stock Exchange listing standards. A copy of the charter of the Nominating/Corporate Governance Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Nominating/Corporate Governance Committee.” A copy of charter of the Nominating/Corporate Governance Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Nominating/Corporate Governance Committee held six meetings during fiscal year 2014.
Audit Committee.    The Audit Committee currently consists of three directors and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Emulex. Effective February 6, 2014, Dean A. Yoost was appointed as Chairman of the Audit Committee. See “Report of the Audit Committee of the Board of Directors” below. A copy of the charter of the Audit Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Audit Committee.” A copy of charter of the Audit Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Audit Committee held fourteen meetings during our last fiscal year.
Each member of the Audit Committee is an “independent director” (as defined in the Corporate Governance Standards of the New York Stock Exchange). Each member also meets the Securities and Exchange Commission’s additional independence requirements for members of audit committees. The Board has further determined that each member of the Audit Committee is financially literate under the requirements of the New York Stock Exchange and that Mr. Yoost is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The designation of members of our Audit Committee as “audit committee financial experts” does not impose on those members any duties, obligations, or liabilities that are greater than are generally imposed on them as members of the Audit Committee and Board of Directors, and does not affect the duties, obligations, or liabilities of any other member of the Audit Committee or Board of Directors.
Corporate Governance
Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines to reflect the principles by which Emulex operates. These Guidelines are available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Corporate Governance Guidelines.” The Corporate Governance Guidelines are also available to stockholders on request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626.
Director Independence.    It is the objective of the Board that all non-employee directors meet the criteria for independence required by the New York Stock Exchange absent unusual and compelling circumstances. Only those directors who the Board affirmatively determines have no material relationship with Emulex (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Emulex) and who meet the additional qualifications prescribed under the New York Stock Exchange rules will be considered independent. In addition, our Corporate Governance Guidelines require that members of the Audit Committee also satisfy the independence requirements for members of audit committees prescribed under the Sarbanes-Oxley Act of 2002.
In determining independence, each year the Board affirmatively determines whether directors have any “material relationship” with Emulex. When assessing the “materiality” of a director’s relationship with Emulex, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. No director who is a former employee of Emulex can be “independent” until five years after the employment has ended. In addition, no director who is, or in the last five years has been, affiliated with or employed by a present or former independent registered public accounting firm of Emulex or an affiliate can be “independent” until five years after the end of either the affiliation or the auditing relationship. In addition, no director can be “independent” if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of Emulex serves on the compensation committee of another company that employs that director. Directors with immediate family members in the categories described above are subject to the five year “cooling off” periods described above for purposes of determining whether the director is “independent.”
Under Emulex’s Corporate Governance Guidelines, the Board reviews in advance any substantial charitable contribution made by Emulex to organizations to which any director is affiliated, and any consulting contract with (or the provision of other indirect form of compensation to) any director.
Consistent with these considerations, after review of all relevant transactions, business and charitable relationships between each director, or any of his family members, and Emulex, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all Directors are independent directors within the meaning of the New York Stock Exchange listing standards and its Corporate Governance Guidelines, except for Paul F. Folino, the former Executive Chairman and Chairman of the Board, and Jeffrey W. Benck, the Chief Executive Officer and President and former Chief Operating Officer of Emulex.
Related Party Transactions.    Emulex is not currently a party to, and since the beginning of fiscal 2014 was not a party to, any “related-person transactions” which are transactions between Emulex and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For such purposes, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Emulex’s common stock and their immediate family members. To the extent that any “related-person transaction” is proposed, it is Emulex’s policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to Emulex, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. Emulex does not currently have a written policy with respect to consideration of related person transactions although certain aspects of such types of transactions are the subject of Emulex’s Corporate Governance Guidelines and its Business Ethics and Confidentiality Guidelines.
Meetings of Independent Directors.    As required under the rules of the New York Stock Exchange, Emulex’s independent Directors meet in regularly scheduled executive sessions at which only independent Directors are present. Mr. Edwards presides over these executive sessions.
Board Leadership Structure.    At certain points during the more than 30 years in which Emulex has been a public company, Emulex has chosen to combine the positions of Chairman of the Board and Chief Executive Officer. However, in September 2006, the Board determined that it would be preferable to separate the roles of Chairman of the Board and Chief Executive Officer. Since that time, the role of Chief Executive Officer and Chairman of the Board have remained separate.
Emulex believes this Board leadership structure is best for Emulex and its stockholders as it ensures that the Chief Executive Officer’s primary focus and responsibility will be running the company while the Chairman can focus his energy on the Board’s oversight functions. As directors continue to have more oversight responsibilities than ever before, Emulex believes it is beneficial to have a separate chairman whose sole job is leading the Board. In making its most recent decision to keep the positions of Chief Executive Officer and Chairman separate, the Board considered the time that Mr. Benck will be required to devote to the Chief Executive Officer position in the current economic environment.
Business Ethics and Confidentiality Policy.    All of our Directors and employees, including our Chief Executive Officer and Chief Financial Officer (our principal accounting officer), are required to abide by our Business Ethics and Confidentiality Policy to ensure that our business is conducted in a legal and ethical manner and that our proprietary trade secrets are protected. The Business Ethics and Confidentiality Policy is available in the “Investors” section of our website at www.emulex.com under the heading “Investors — Corporate Governance — Business Ethics and Confidentiality Policy.” The Business Ethics and Confidentiality Policy is also available to stockholders on request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. Emulex has also established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.
Board Involvement in Risk Oversight.    Our management is principally responsible for defining the various risks facing Emulex, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. While management regularly reports to the Board on its assessment of significant new and emerging risks, the Board’s responsibility is to monitor our risk management processes by assessing our material risks and evaluating whether management has reasonable controls in place to mitigate the material risks. The Board is not principally responsible, however, for defining or managing our various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of risk oversight, and risk management. This factor is considered by the Board and the Nominating and Governance Committee when determining which directors serve on the Audit Committee. Accordingly, management regularly reported to the Audit Committee on risk management during fiscal 2014. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing Emulex, including operational, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. In addition, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management. The Board believes this division of responsibilities provides an efficient approach for addressing risk management.
Stockholder Communications with Directors.    The Board has approved a policy by which stockholders and other interested parties may communicate directly with the Board or the non-employee directors. All communications should be in writing and indicate in the address whether it is intended for the entire Board, the non-employee directors as a group, or an individual director. Any such communications should be directed to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. Each communication intended for the Board or non-employee directors received by the Secretary will be forwarded to the intended recipients subject to compliance with instructions from the Board in effect from time to time concerning the treatment of inappropriate communications.
Board Self-Evaluation. On November 18, 2014, in a separate Board session, our Board considered its effectiveness in discharging its duties and discussed areas for improvement. The Board was given questions for consideration in advance of the meeting. The Board considered, among other things:

•	Process for overseeing strategy

•	Prioritization of issues

•	Oversight of risk

•	Effectiveness of discussion and debate at meetings

•	Ways to improve Executive Sessions

•	Board education

•	Board meeting process

•	Reports from management

•	The skills, experience and knowledge of the Board and Committee members

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following is the report of the Audit Committee of the Board of Directors with respect to Emulex’s audited financial statements for the fiscal year ended June 29, 2014 which are included in Emulex’s Annual Report on Form 10-K for such year. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of Emulex’s filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, this report shall not be incorporated by reference into any such filings, except to the extent that Emulex specifically incorporates it by reference in such filing.
Emulex’s management has primary responsibility for its internal controls and for the preparation of financial statements. Emulex’s independent registered public accounting firm is responsible for conducting an independent audit of Emulex’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States) and to issue a report thereon. The Audit Committee is responsible for monitoring the integrity of Emulex’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, monitoring the independence and performance of Emulex’s independent registered public accounting firm, and providing an avenue of communication among the independent registered public accounting firm, management and the Board of Directors. The Audit Committee recommends to the Board of Directors the selection of Emulex’s independent registered public accounting firm. The Audit Committee has also established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.
During the most recent fiscal year, the Audit Committee:

•	reviewed and discussed the audited financial statements and interim financial statements with Emulex’s management and KPMG LLP, Emulex’s independent registered public accounting firm;

•	reviewed and discussed the results of the audit of internal control over financial reporting with Emulex’s management and KPMG LLP;

•	discussed with KPMG LLP the matters required to be discussed by PCAOB Auditing Standard No. 61; and

•	reviewed the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board and discussed with KPMG LLP its independence.
Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Emulex’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Pre-Approval Policies and Procedures
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee on the actual spending for such projects and services compared to the approved amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services up to $25,000 per engagement to one or more of its members, provided that any pre-approvals are reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee pre-approved all auditing services and permitted non-audit services (including the fees and terms thereof) performed by KPMG LLP for Emulex during fiscal 2013 and fiscal 2014, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which were approved by the Audit Committee prior to the completion of the applicable audit. The Audit Committee has considered whether the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided.

Submitted by the Audit Committee of the Board of Directors,

DEAN A. YOOST, Chairman
GARY J. DAICHENDT
RAHUL N. MERCHANT

PROPOSAL 2
APPROVAL OF AN AMENDMENT TO EMULEX'S CERTIFICATE OF INCORPORATION TO REQUIRE MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS
At the Annual Meeting, Emulex's stockholders will be asked to consider a proposal to approve an amendment to Article V of Emulex’s Certificate of Incorporation that would implement majority voting in uncontested elections of directors. The text of a new paragraph (B) in Article V of the Certificate of Incorporation, as proposed to be amended, is included in the attachment marked as Annex A to this Proxy Statement. If approved, effectiveness of the proposed amendment would be conditioned on stockholder approval of Proposal 3 relating to elimination of cumulative voting described in Proposal 3 in this Proxy Statement.
The proposed amendment would provide that in an uncontested election of Directors, a candidate would be elected as a Director only if the votes cast for the candidate exceed the votes cast against the candidate. Abstentions will not be counted as votes cast for or against a candidate. If, however, the Board determines that an election of Directors is contested (i.e., the number of candidates in any one year exceeds the number of Directors to be elected in that year), the proposed amendment to Article V would provide that a plurality voting standard will apply and the candidates receiving the greatest number of votes will be elected.
Emulex believes that the adoption of a majority voting standard in uncontested director elections, coupled with the elimination of cumulative voting outlined in Proposal 3 in this Proxy Statement, will give our stockholders a greater voice in determining the composition of the Board. In addition, the proposed majority voting standard is consistent with the Board’s current belief that it is accountable to the interests of a majority of Emulex’s stockholders.
Emulex believes, however, that plurality voting should continue to apply in situations where the number of candidates to be elected exceeds the number of directors to be elected. If a majority voting standard is used in that circumstance, it is possible that not all Board seats would be filled, since it is possible that no director candidate would receive a majority of the votes cast in his or her election.
In order to address the issue of “holdover” directors who are not reelected but remain directors because their successor has not been elected or appointed, if the amendment proposed in this Proposal 2 becomes effective, the Board would amend its Corporate Governance Guidelines to adopt a director resignation policy. The policy would provide that an incumbent director who is not re-elected by a majority vote in an uncontested election must to tender to the Board his or her resignation as a director promptly following the certification of the election results. The Board would then consider each tendered resignation and act on each, taking into account its fiduciary duties to Emulex and its stockholders. The Board, in making its decision to accept or reject the resignation(s), may consider any factors or other information that they consider appropriate with respect to any tendered resignation, including, without limitation:
•    the stated reason for such director’s failure to receive the approval of a majority of votes cast;
•    the percentage of votes cast against such director; and
•     the performance of the director.
Following its decision, the Board will promptly publicly disclose its decision whether to accept or reject each tendered resignation and, if applicable, the reasons for rejecting a tendered resignation. If a director’s tendered resignation is rejected, he or she will continue to serve until his or her successor is elected, or until his or her earlier resignation, removal from office or death. If a director’s tendered resignation is accepted, then the Board would have the sole discretion to fill any resulting vacancy or decrease the number of directors, in each case pursuant to the provisions of and to the extent permitted by our Bylaws. Any director who tenders his or her resignation pursuant to this policy must abstain from the Board’s action regarding whether to accept or reject the tendered resignation.
This description of the proposed amendment to Emulex’s Certificate of Incorporation is only a summary of the amendment and is qualified in its entirety by reference to the actual text of the proposed amendment to Article V, a copy of which is included in the attachment marked as Annex A to this Proxy Statement. If adopted, the amendment to our Certificate of Incorporation to implement majority voting in uncontested elections of directors will become effective upon filing with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote.
The implementation of this Proposal 2 is expressly conditioned on the approval by our stockholders of Proposal 3 regarding elimination of cumulative voting. The Board believes that cumulative voting in the election of directors is fundamentally inconsistent with, and may even thwart the very objective of majority voting for directors in uncontested elections. Majority voting ensures that directors are elected by at least a majority of the stockholders. With cumulative voting, a holder of far less than a majority of the outstanding shares could elect a director even when a significant majority of shares were voted against the election of this director.
Accordingly, even if this Proposal 2 is approved by our stockholders at the February 2015 Annual Meeting, it will not be implemented unless Proposal 3 is also approved by our stockholders at the February 2015 Annual Meeting.
Vote Required for Approval of Proposal 2 to Amend Emulex’s Certificate of Incorporation to Require Majority Voting

Approval of Proposal 2 to amend Emulex's Certificate of Incorporation to require majority voting in uncontested director elections requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of Emulex entitled to vote.
The Board unanimously recommends a vote FOR Proposal 2 to amend our Certificate of Incorporation to require majority voting in uncontested director elections.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO EMULEX'S CERTIFICATE OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING IN DIRECTOR ELECTIONS
At the Annual Meeting, Emulex's stockholders will be asked to consider a proposal to approve an amendment to Article V of Emulex’s Certificate of Incorporation to eliminate the right of Emulex stockholders to cumulate their votes in the election of directors. Cumulative voting was included in Emulex's Certificate of Incorporation in connection with its reincorporation from California to Delaware in 1987. However, Delaware law does not require cumulative voting unless the Certificate of Incorporation specifically provides for it. The proposed amendment would delete paragraph B of Article V (which would be replaced by the paragraph added in the amendment in Proposal 2 and attached as Annex A to this Proxy Statement). The full text of paragraph B of Article V, with strikethrough indicating its proposed deletion, is included in the attachment marked as Annex B to this Proxy Statement.
Cumulative voting enables a stockholder to cumulate voting power to give one nominee a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that stockholder, or to distribute those votes among two or more nominees. The effect of cumulative voting is potentially to allow a stockholder that holds significantly less than a majority of the outstanding voting power to have the power to elect one or more directors.
The Board believes that each director is responsible to all of Emulex’s stockholders, and not just to a minority stockholder group that has cumulatively voted its shares and that may have special interests contrary to those of the broader group of our stockholders. The election of directors who view themselves as representing a particular minority stockholder group could result in partisanship and discord on the Board, and may impair the ability of the directors to act in the best interests of Emulex and all of our stockholders.
In addition, as described in the discussion of Proposal 2 above, we are asking Emulex stockholders to consider the adoption of an amendment to our Certificate of Incorporation to implement a majority voting standard for uncontested elections of directors. Consistent with our belief that the best long-term interest of all of our stockholders will be served by the elimination of cumulative voting, we also believe that in all but contested elections of directors, the approval of a majority of the votes cast should be required for the election of members of the Board. However, should our stockholders elect to retain cumulative voting, we will not implement a majority voting standard in the election of directors as such a standard, coupled with cumulative voting, would further permit a single dissident stockholder to disproportionately influence director elections.
Accordingly, following careful assessment and deliberation, the Board has determined that it is appropriate and in the best interests of Emulex and its stockholders to eliminate cumulative voting in director elections.
The proposal to eliminate cumulative voting is not in response to any known stockholder efforts to remove any director or otherwise gain representation on the Board. Further, the recommendation to eliminate cumulative voting in director elections is not part of a plan by our management to adopt a series of anti-takeover amendments to our Certificate of Incorporation, and management has no present intention to propose other anti-takeover measures in future proxy solicitations.
This description of the current provision regarding cumulative voting in our Certificate of Incorporation is only a summary of that provision and is qualified in its entirety by reference to the actual text of paragraph B of Article V as proposed to be deleted, a copy of which is included in the attachment marked as Annex B to this Proxy Statement. If adopted, the amendment to our Certificate of Incorporation to eliminate cumulative voting in director elections will become effective upon filing with the Secretary of State of the State of Delaware, which is expected to occur promptly following the stockholder vote.
The implementation of Proposal 3 is expressly conditioned upon the approval by our stockholders of Proposal 2. Accordingly, even if this Proposal 3 is approved by our stockholders at the February 2015 Annual Meeting, it will not be implemented unless Proposal 2 is also approved by our stockholders at the February 2015 Annual Meeting.
Vote Required for Approval of Proposal 3 to Amend Emulex’s Certificate of Incorporation to Eliminate Cumulative Voting
Approval of Proposal 3 to amend Emulex's Certificate of Incorporation to eliminate cumulative voting requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of Emulex entitled to vote.
The Board unanimously recommends a vote FOR Proposal 3 to amend our Certificate of Incorporation to eliminate cumulative voting in director elections.

PROPOSAL 4
ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION
At the 2011 Annual Meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered the voting results on that proposal and determined to adopt a policy providing for an annual advisory stockholder vote to approve executive compensation. In accordance with such policy and pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking stockholders to approve an advisory resolution to approve our executive compensation. The Compensation Committee has structured our executive compensation program to achieve the following key objectives:
--    align company and stockholder interests;
--    create a direct relationship between company performance and executive compensation; and
--    enable us to recruit, retain and motivate exceptional talent.
As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Board believes that Emulex has designed and implement compensation programs and policies that enable Emulex to achieve these objectives.
We attempt to maintain a regular dialogue with our major stockholders to discuss various corporate governance topics that may be of interest to them. The insights we have gained from these discussions over the years have provided guidance for the Compensation Committee as they consider and adopt compensation policies affecting our employees, including our Named Executive Officers. At our February 2014 Annual Meeting of Stockholders, approximately 59% of our stockholders voted to approve our fiscal year 2014 executive compensation program. The Compensation Committee noted that while a majority of our stockholders supported the proposal, the Committee actively contacted and discussed its compensation practices and philosophy with a significant number of its largest shareholders. As a result of these discussions, the Committee made a number of changes and enhancements to its 2015 executive compensation. Going forward, the Compensation Committee will continue to consider stockholder sentiments about our core principles and objectives when determining executive compensation.
We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 21 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 39 through 44, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to Emulex’s recent and long-term success.
In accordance with the requirements of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the stockholders of Emulex Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s February 2015 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the next Annual Meeting of Stockholders.
The Board of Directors recommends a vote “FOR” ratification and approval of the advisory resolution to approve executive compensation.

PROPOSAL 5
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The accounting firm of KPMG LLP serves Emulex as its independent registered public accounting firm at the direction of the Board of Directors of Emulex. KPMG LLP was the auditor for the year ended June 29, 2014, and is being recommended to shareholders for ratification as auditors for the year ending June 28, 2015. One or more representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders present at the meeting.
The Board of Directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as the independent registered public accounting firm for Emulex for fiscal year 2015.
This matter is not required to be submitted for stockholder approval, but, as a matter of corporate governance, the Board of Directors has elected to seek ratification of its selection of the independent registered public accounting firm by the affirmative vote of a majority of the shares represented and voting on the proposal at the Annual Meeting. In the event that this selection of auditors is not ratified by the requisite vote of stockholders, the Audit Committee will review Emulex’s future selection of auditors.
Notwithstanding the ratification by stockholders of the appointment of KPMG LLP, the Board of Directors may, if the circumstances dictate, appoint other auditors.
Fees Incurred by Emulex for KPMG LLP During Fiscal 2013 and 2014
The table below provides a summary of the aggregate fees for professional services rendered to Emulex by KPMG LLP for the fiscal years ended June 30, 2013 and June 29, 2014. These fees are described in more detail below.

	Fiscal 2013	Fiscal 2014
Audit Fees	$1,692,450	$2,112,687
Audit-Related Fees	—	—
Tax Fees	353,513	476,816
All Other Fees	135,632	86,484
Total	$2,181,595	$2,675,987
Audit Fees.    Audit fees for the fiscal years ended June 30, 2013 and June 29, 2014 were for professional services rendered for the audits of Emulex’s annual consolidated financial statements and internal control over financial reporting and for the reviews of the consolidated financial statements included in Emulex’s quarterly reports on Form 10-Q.
Audit-Related Fees.    No fees were incurred during the fiscal years ended June 30, 2013 and June 29, 2014 for audit and related services that are reasonably related to the performance of the audit or review of Emulex’s financial statements.
Tax Fees.    Tax fees for the fiscal years ended June 30, 2013 and June 29, 2014 were for the aggregate fees billed for professional services rendered by KPMG LLP for tax compliance and consulting services.
All Other Fees.    Other fees consist of a subscription to KPMG LLP’s accounting research tool during the fiscal years ended June 30, 2013 and June 29, 2014, accounting advisory services related to the issuance of the Convertible Senior Notes during the fiscal year ended June 29, 2014 and transaction advisory services related to the Endace acquisition during the fiscal year ended June 30, 2013.

EXECUTIVE OFFICERS
The executive and certain other officers of Emulex or its principal operating subsidiaries were as follows as of December 22, 2014:

Name	Position	Age
Jeffrey W. Benck (1)	President and Chief Executive Officer	49
Kyle B. Wescoat	Senior Vice President, Chief Financial Officer, and Treasurer	63
Margaret A. Evashenk (2)(3)	Senior Vice President, Chief Development Executive	48
Jeffery L. Hoogenboom (2)	Senior Vice President, Worldwide Sales	49
Perry M. Mulligan (2)	Senior Vice President, Operations	57
(1) The biography of Mr. Benck is set forth above under "Proposal 1, Election of Directors - Director Nomination Process."
(2) These persons serve in the indicated capacities as SEC Section 16 officers of Emulex, but are not officers of Emulex or its subsidiaries, and are considered a "significant employee."
(3) Ms. Evashenk's service as an employee of the Company terminated on December 31, 2014.
Mr. Wescoat joined the Company in January 2014 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Wescoat served as Senior Vice President and Chief Financial Officer of Skullcandy, Inc., a publicly traded headphone, gaming and accessories company from October 2012 to October 2013. From February 2008 to May 2012, Mr. Wescoat served as the Vice President of Finance and Chief Financial Officer of Vizio, Inc., a producer of consumer electronics. Prior to that, Mr. Wescoat served as the Chief Administrative Officer of the Los Angeles Dodgers, as well as the Vice President of Finance and Chief Financial Officer of Cherokee Inc., a multi-brand retail direct licensor, and Vans, Inc. a teen oriented, multi-channel lifestyle company.
Ms. Evashenk joined the Company in October 2006 as Senior Vice President of Engineering and was subsequently promoted to Senior Vice President, Chief Development Executive of the Company in May 2011. Prior to Emulex’s acquisition of Sierra Logic, Inc. (Sierra Logic) in October 2006, Ms. Evashenk was a Co-Founder and Vice President of Engineering for Sierra Logic. Prior to joining Sierra Logic, Ms. Evashenk held various positions in engineering and management at Hewlett-Packard Company and Agilent Technologies, Inc.
Mr. Hoogenboom joined the Company in January 2009 as Senior Vice President of Worldwide Sales. Prior to joining the Company, Mr. Hoogenboom was Vice President of Emerging Business Sales of Cadence Design Systems, Inc. from January 2008 to December 2008. From January 2007 to January 2008, Mr. Hoogenboom was Executive Vice President of Sales of LSI Corporation. Prior to joining LSI Corporation, Mr. Hoogenboom spent 18 years at Intel Corporation where he held multiple sales and marketing positions including Vice President, General Manager of Reseller Channel Sales and Vice President of Embedded Sales.
Mr. Mulligan joined the Company in July 2013 as Senior Vice President of Operations. Prior to joining the Company, Mr. Mulligan served as the Senior Vice President of Operations at QLogic Corporation. Prior to that, Mr. Mulligan spent nine years in the electronic manufacturing services industry, at Solectron and Celestica. At Solectron, he served as Senior Vice President of supply chain management and chief procurement officer, and at Celestica, he held roles as Vice President of supply chain management and president of commodity management for Asia. Prior to entering the electronics manufacturing services industry, Mr. Mulligan held a number of management positions at Nortel in operations, information technology and materials management.

EXECUTIVE OFFICER COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
The purpose of this Compensation Discussion and Analysis is to provide key information and details on how we pay our executive officers. In this discussion, we will focus on the executive compensation programs for our Chief Executive Officer and the other Named Executive Officers included in the Summary Compensation Table beginning on page 39 of this document. As a group, these executive officers are referred to as our “Named Executive Officers” (NEOs). Our Named Executive Officers for fiscal year 2014 were:
Jeffrey W. Benck - President and Chief Executive Officer (CEO);
Kyle B. Wescoat - Senior Vice President and Chief Financial Officer (CFO);
Perry M. Mulligan - Senior Vice President, Operations;
Jeffery L. Hoogenboom - Senior Vice President, Worldwide Sales;
Margaret A. Evashenk - Senior Vice President, Chief Development Executive;
James M. McCluney - Former Chief Executive Officer and Executive Chairman; and
Michael J. Rockenbach - Former Executive Vice President and Chief Financial Officer
Executive Summary
Objectives and Best Practices
The general objectives of our executive compensation program are to:
--    align company and stockholder interests;
--    create a direct relationship between company performance and executive compensation; and
--    enable us to recruit, retain and motivate exceptional talent.
Our executive compensation consists of cash base salary, short term cash incentives, time-based stock options and restricted stock units, and performance-based shares, with the majority of total direct compensation intended to be based on stock performance so as to best align executive compensation with shareholder interests. Our compensation practices are designed to support each of these objectives and include what we believe to be following "best-practice” features:

•	A majority of the total direct compensation for our Named Executive Officers is long-term equity compensation tied to the Company’s stock price performance.

•
Our stock ownership guidelines require that our Named Executive Officers hold shares having a value of at least one times base salary. Starting in fiscal 2015, the requirement for our Chief Executive Officer increased from one times to three times base salary.

•	Our short-term cash incentive plan is based on the achievement of specific revenue and operating income goals based on our annual operating plan as approved by the Board of Directors.

•
Our performance-based equity awards are tied to specific revenue, operating income and total stockholder return (TSR) metrics, over a two-year period, based solely upon our relative performance compared to our peer companies.

•	In our compensation decisions, we target the 50th percentile of compensation paid to similarly situated executive officers of the companies in our compensation peer group where we compete for talent.

•	We provide meaningful opportunities for increased compensation tied to company, team and individual achievement of objectives which are tied to shareholder interests.
Highlights of Fiscal 2014 Compensation
Our fiscal year 2014 compensation policies and payouts are consistent with the objectives set forth above including our overriding commitment to align executive compensation with our stockholder’s interests. Over the past several years, including in 2014, we have sought input from a number of external sources, including our stockholders, as we have designed our executive compensation plans. Based on this input, we modified our executive compensation plans for fiscal 2014, to further enhance their effectiveness, which we cover in more detail below.
Some key highlights of our fiscal year 2014 compensation decisions and policies include the following:

•
No Merit-Based Changes to Base Salary - We did not give merit-based adjustments to base salary in fiscal 2014. However, after considering a number of factors, including the fact that we did not provide base salary increases to our executive officers in 2012 and 2013, in 2014 we did provide a modest (2%) increase to the base salaries of our executive officers to address market competitive factors. In addition, the promotion of Mr. Benck to Chief Executive Officer at the beginning of fiscal 2014 resulted in a corresponding increase in his 2014 base salary to reflect his new position. Mr. Benck's 2014 base salary as Chief Executive Officer was $510,000, which is 13% lower than that of his predecessor and 12% below the 50th percentile relative to our peer group for 2014.

•
Multiple Cash Incentive Targets Periods - In establishing the quarterly company performance targets for the cash incentive plan in fiscal 2014, the Committee considered a number of factors including setting challenging but achievable objectives to foster growth in the Company’s revenue and operating income performance, as well as the impact of possible events in the first half of the fiscal year which had the potential to impact performance in the second half of the year. After taking these factors into consideration, and in order to allow for performance targets that more effectively incentivize and track Company performance, the Compensation Committee established separate performance targets for the first and second half of fiscal 2014.

•
Aligning Pay for Performance - Our pay for performance programs continued to include both short and long-term incentives. In fiscal 2014, we continued our emphasis on performance-based compensation. On average, approximately 67% of total direct compensation paid to our Named Executive Officers in fiscal 2014 consisted of either equity awards for which the ultimate economic value to the officers depends on performance against a peer group and/or the future performance of our stock, or cash compensation tied to performance against specific revenue and operating income targets.

•
Performance-Based Cash Compensation. Our executive officers experienced, on average, a 24% decrease in performance-based cash compensation under our executive incentive compensation plan as compared to 2013.

•
Performance-Based Equity Compensation. In light of our focus on longer term incentives, the fiscal 2013 awards for the performance-based shares were based on performance over the fiscal 2013-fiscal 2014 period. Similarly, the fiscal 2014 awards to our Chief Executive Officer were based on performance over the fiscal 2014-fiscal 2015 period. These grants provide executives an opportunity to receive up to 30% of the target grant in the first year if Emulex achieves median performance against the performance of our peer companies. As illustrated in the tables on pages 34-35 summarizing performance metrics against the percentage of total awards earned in 2014, our Chief Executive Officer earned only 71% of the target performance-based shares which were based solely on fiscal 2014 results and only 48% of the target performance-based equity shares which were based on fiscal 2013-fiscal 2014 results.

The following graph illustrates the performance-based compensation elements in 2014 for each Named Executive Officer as percentage of total direct compensation.

Named Executive Officers Pay Mix for 2014

•
Aligning Compensation with Stock Price. The compensation of our Chief Executive Officer is aligned with our stock performance as demonstrated by the fact that our Chief Executive Officer's total direct compensation in fiscal 2014 was 19% below the median of our peers.

Changes for Fiscal 2015
In designing our compensation plans for fiscal 2015, we sought feedback from our major stockholders regarding their perspective on the key factors impacting the alignment of executive compensation programs with shareholder interests. The table below outlines the input we received and the actions we took for our fiscal 2015 executive compensation programs.

Investor Feedback and Associated Actions for Fiscal 2015

Topic	What We Heard From Investors	Changes to Fiscal 2015 Compensation
Aligning executive pay and company performance	Executive compensation plans should be structured to align closely with the company performance and share price metrics most valued by investors
• Increased CEO performance-based compensation
• Expanded performance-based equity to all NEOs
• Added stretch objective to Executive Incentive Compensation Plan (EICP) which provides target awards only for company performance above operating plan targets and an 85% award for performance at the operating plan targets
• All components of CEO pay targeted to peer group median

Optimizing performance timeframes	Performance criteria need a longer term perspective	• Added annual component to EICP and reduced quarterly payouts by 5% • Eliminated 1st year opportunity from performance-based equity
Share ownership	Executives should be required to maintain a substantial ownership interest	• Increased CEO equity ownership guideline from 1x to 3x base salary
Increased focus on ROI	Greater emphasis needed on profit generation	• Changed EICP weighting from 45% revenue and 55% operating income to 40% revenue and 60% operating income
Structure of Executive Leadership Team	Reduce the cost and hierarchy of the executive team structure
• Eliminated the Executive Chairman position
• Added three new independent Directors to the board
• Three long tenured Directors did not stand for re-election
• The Former CEO did not stand for re-election as of February 2014
• Reduced the number of inside Directors on the Board by one

The specific changes we made in fiscal 2015 for our base salary, EICP and equity plans were as follows:

•
No Merit-Based Changes to Base Salary - For 2015, we did not provide any merit-based changes to the base salaries of our executive officers. We did provide a market adjustment for the CEO, based on the median of our peers.

•	Revisions to EICP - For 2015, in order to better align shorter term cash compensation with annual performance, Emulex amended its EICP to provide for the following:
--     In order to emphasize a longer-term performance period, we incorporated an annual component that represents 20% of the target payout and reduced the weighting of the quarterly payouts to 20% for each period.
--     For fiscal 2015, achievement of the Company's annual operating plan (100% performance) will result in achievement of 85% target award payout. The target award payout by performance goal is summarized in the table below:
EICP Performance-Award Matrix

Performance Goal	Threshold (Minimum)	Annual Operating Plan	Stretch	Maximum
Achievement %	70.00%	100.00%	102.70%	133.33%
Award - % Earned	50.00%	85.00%	100.00%	150.00%
--     In order to increase focus on profit generation while still incenting revenue growth and recognizing the Company’s appeal to value-oriented investors, performance metrics were modified to increase the weighting of public non-GAAP operating income to 60% (from 55%) while the weighting of revenue decreased to 40% from 45%.

•
Changes to our Performance-Based Equity Plan - For fiscal 2015 we made a number of changes to our performance-based equity plan to create stronger ties between pay levels and Company and stock performance. The table below summarizes the changes for fiscal 2015.

Performance-Based Equity Plan Changes for Fiscal 2015

Plan Design Element	Fiscal 2014	Fiscal 2015	Rationale
Percentage of equity based awards designated as performance-based shares for CEO	40% of total grant	50% of total grant	Increased proportion of performance-based equity
Percentage of equity based awards designated as performance-based shares for CFO and Other NEOs	0% of total grant	CFO - 30% of total grant Other NEOs - 10% of total grant	Increased participation in performance-based equity
Performance time-frame	2 years with 1st year opportunity	2 years only	Lengthened performance period
Metrics and weighting for CEO	Revenue - 40% Adjusted operating income growth - 40% TSR - 20%	Revenue - 34% Adjusted operating income growth - 33% TSR - 33%	Quarterly emphasis on TSR
Metrics and weighting for CFO and Other NEOs	N/A	Revenue - 40% Adjusted operating income growth - 40% TSR - 20%	Provide long-term incentives for NEOs based on critical company performance metrics

•
Changes in structure of equity awards to emphasize company and stock price performance - For fiscal 2015, we increased the performance-based portion of the equity awards. The breakout of time-based, stock options and performance-based shares for our NEOs is as follows:

	Time Based		Stock	Performance-Based
	RSUs	CSUs	Options	PSUs	PCUs
Chief Executive Officer	15%	15%	20%	25%	25%
Chief Financial Officer	25%	25%	20%	15%	15%
Other NEOs	35%	35%	20%	10%	—%
RSUs - Restricted stock units; CSUs - cash-settled units; PSUs - performance-based shares; PCUs - performance-based cash units

The Committee believes that the use of stock options helps strengthen the executive team’s strong alignment with stockholder interest since any value of the options is dependent on the performance of the stock above the grant date stock price.
--    Three Year Vesting Period. As was the case for performance-based equity awards in 2014, in order to reflect our focus on a longer term incentive, if performance criteria are satisfied, the awarded shares are also subject to a three year vesting period with 60% of the awarded shares vesting at the end of the two-year performance period and the remaining 40% vesting at the end of the third anniversary of the grant.

Compensation Philosophy and Framework
Compensation Priorities
Compensation is an important tool that we use to help recruit, retain and motivate our executive team who are entrusted to achieve our corporate success. The Compensation Committee and our management team emphasize performance-based compensation and seek to reward our executives for the achievement of short and long-term corporate goals which are intended to enhance stockholder value.
For fiscal 2014, we targeted total compensation for Named Executive Officers, including salary and short- and long term- incentive targets, at the 50th percentile of compensation paid to similarly situated executive officers of the companies in our compensation peer group. Actual pay levels are determined based primarily on corporate performance. However, individual achievement factors such as leadership of assigned functional areas, exceptional business performance, mastery of key leadership competencies and demonstration of our core values are also considerations in compensation decisions. Our Compensation Committee reviews both the performance and compensation of key employees throughout the year in order to ensure adherence to our compensation philosophy.
Consideration of Say-on-Pay Advisory Vote and Stockholder Outreach Efforts
As we have done over the past several years, during fiscal 2014, we initiated conversations with several of our stockholders, regarding, among other things, our compensation policies. Although we have traditionally had a high level of support from our stockholders with respect to Say on Pay proxy voting, the lower stockholder approval rate experienced at our February 2014 annual meeting was considered in making additional changes in our executive compensation plans for fiscal 2015. These changes were designed to further enhance the effectiveness of such plans and to continue to align compensation with the interests of our stockholders. Also, see "Changes for Fiscal 2015 - Investor Feedback and Associated Actions for Fiscal 2015" on page 24.
Compensation Practices and Risk
The Compensation Committee, with assistance from our Compensation Consultants, carefully reviewed our executive compensation policies and practices and determined that they do not encourage our executives to, or reward our executives for, taking inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on the Company. We believe the following principles and practices of our executive compensation programs support our overall compensation philosophy and work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value:

•	the award of performance-based shares to our Chief Executive Officer is tied directly to operational business results and total stockholder return for more than one year;

•	the ultimate benefit provided by our long term incentive plan is based purely on the performance of our stock;

•	our executives are required to maintain an investment in our stock, which helps align their economic interests with those of our stockholders;

•	our cash incentive program is capped, which limits any disproportionate increases in payouts in order to minimize excessive risk taking by our executive officers;

•	our performance metrics are defined and weighted so that achieving one metric at the cost of another does not result in a higher payout;

•
 changes to our executive compensation programs are made after a collaborative process involving our finance, tax, legal and human resources employees and our compensation consultant, in order to ensure diversity of thought and overall consensus;

•	we maintain the competitiveness of our compensation by comparing our compensation plans with those of peer companies and annually monitoring and evaluating our plans against trends and survey data;

•	we have embraced an egalitarian philosophy related to perquisites and have worked over the past several years to eliminate benefits based on rank; and

•	we believe that our core values provide the foundation for our continued success and serve as a basis for selection, development and rewards for our executive officers.

Compensation Terms
Our comprehensive executive compensation program includes the following elements of compensation:
Elements of Compensation

Compensation Element	Objective	Key Features
Base Salary: the annual fixed (non-variable) pay rate	To provide a minimum, fixed level of cash compensation for executive officers
Generally, base pay has been aligned to the 50th percentile of our peer group. Adjustments are considered annually based on individual performance, level of pay relative to the market and internal pay equity.

Cash Incentive Payments: annual and quarterly short-term cash incentive payments	To encourage and reward executive officers’ contributions toward individual goals and corporate-level financial and operational results
Quarterly and annual incentive cash payments under the EICP are based on a formula that includes revenue and operating income performance relative to operational goals, as well as an individual performance adjustment.

Total cash compensation: base salary plus cash incentive payments	To reflect fixed and short-term variable pay targeted to encourage performance and reflect market-based pay
Total cash compensation (base salary plus cash incentive) is evaluated against the 50th percentile of our compensation peer group’s total cash compensation for the executive team overall; the actual percentile will vary by individual and will be based on reviews of the individuals’ quarterly performance against specific objectives.

Time-Based Awards: long term incentives based on time-based vesting, includes restricted stock units (“RSUs”), cash-settled units (“CSUs”) and stock options	To retain executive officers and align their interests with those of our stockholders
Targeted at a level that will provide total direct compensation (base salary, cash incentive payments and equity awards) approximating the 50th percentile of our compensation peer group’s total direct compensation.

Performance-Based Awards: performance-based shares (“PSUs”) and performance-based cash units (“PCUs”) which are awarded contingent on meeting the specified performance objectives and, if achieved, include time-based vesting with respect to the share award.
To retain executive officers and align their interests with those of our stockholders
Targeted at a level that will provide total direct compensation (base salary, cash incentive payments and equity awards) approximating the 50th percentile of our compensation peer group’s total direct compensation.

Total Direct Compensation: total cash compensation and time- and performance-based awards
Determining Competitive Compensation Practices
The Compensation Committee considers a variety of information when making compensation decisions, including:

•	our performance;

•	aligning actual compensation with our compensation philosophy;

•	budget constraints;

•	retention;

•	internal pay equity;

•	individual performance and contribution to the overall corporate performance;

•	our Chief Executive Officer’s recommendations; and

•	Named Executive Officers compensation data for similarly-situated executives in our peer companies for whom we compete for executive talent.
In overseeing our executive officer compensation programs, the Compensation Committee reviews and analyzes the compensation practices of comparable companies as well as industry best practices. Compensation data is gathered with respect to base salary, incentive cash payment targets and awards and all equity awards but does not include generally available benefits, such as 401(k) plans or health care coverage.
Peer Companies
To benchmark total cash and total direct compensation levels, we use a core peer group of companies that we consider to be our primary competitors in the marketplace as well as for executive talent. For fiscal 2014, our peer group included the 21 technology companies listed below, comprised of semiconductor, storage systems, and storage components and networking companies that are of comparable size and revenue range. The Compensation Committee also examines other peer companies to stay cognizant of industry trends and practices. These companies are selected by the Compensation Committee with input from Emulex’s management and with the assistance of the Compensation Consultant to represent peer companies:

•	in the technology hardware and equipment sector, the semiconductor equipment sector or computer storage and peripherals sector; and

•	having revenues and market capitalization generally between one-third to four times that of Emulex.
Fiscal 2014 Executive Compensation Peer Group

Adtran, Inc.	Ixia
Aruba Networks, Inc.	Mellanox Technologies, Ltd.
Aviat Networks, Inc.	Micrel Incorporated
Brocade Communications Systems, Inc.	Microsemi Corporation
Digi International Inc.	Newport Corporation
Dot Hill Systems Corporation	PMC-Sierra, Inc.
Extreme Networks Inc.	QLogic Corporation
Finisar Corporation	Quantum Corporation
Harmonic Inc.	Semtech Corporation
Infinera Corporation	Silicon Image, Inc.
Integrated Device Technology, Inc.
The Compensation Committee believes that the above peer group represents the optimal cross-section of companies with which we compete for talent or which are similar to us in size, business focus and proximity to Emulex’s principal corporate office. The size of the peer group was reduced for fiscal 2014 from 23 companies to the 21 companies listed above. This decrease was made after consultation with the Compensation Consultant in order to facilitate more accurate comparative data. Brocade Communications Systems, Inc. (“Brocade”) is notably larger than us; however, they are direct competitors with respect to executive talent. QLogic Corporation is likely our closest competitor for executive talent because of its similar product portfolios and its close proximity to our corporate headquarters in Southern California.
For fiscal 2014, in order to obtain more precise and accurate comparative information, the Compensation Committee, with input from Emulex’s management and with the assistance of the Compensation Consultant, utilized a designated subset of companies from the above-referenced peer group representing our most direct competitors for purposes of establishing performance-based equity awards. Such designated subset consisted of the following companies:
Fiscal 2014 Performance Equity Peer Group

Brocade Communications Systems, Inc.	Mellanox Technologies, Ltd.
Dot Hill Systems Corporation	Newport Corporation
Extreme Networks Inc.	PMC-Sierra, Inc.
Integrated Device Technology, Inc.	QLogic Corporation
Ixia	Quantum Corporation
We gather data on the compensation practices and policies of the companies listed above through searches of publicly available information, including publicly available databases where available. In addition, we rely upon compensation and benefits surveys, including the Radford Technology Survey (specifically the hardware sub-industry or the peer group). The Compensation Committee does not believe that compensation peer group benchmarking is appropriate as a stand-alone tool for setting compensation levels as certain aspects of our business and objectives are unique to us. However, the Compensation Committee does consider this information an important part of its decision making process in maintaining a market-competitive compensation program.
Individual Performance Reviews
Each quarter, the Compensation Committee reviews the details of how each executive officer including, our Chief Executive Officer, performs against identified corporate and functional objectives. These evaluations are considered and used as input as our Chief Executive Officer makes a recommendation to the Compensation Committee on the annual compensation including base salary and equity awards for each executive officer. The Chief Executive Officer also considers compensation data gathered from compensation surveys. The Chief Executive Officer bases his evaluation on his knowledge of each executive officer’s performance during the year, considering accomplishments, areas of strength and areas for development. Our Senior Vice President, Human Resources assists the Chief Executive Officer in developing performance feedback and in reviewing the market compensation data to determine the compensation recommendations. Our executive officers do not propose or recommend changes to their own compensation.
The Chief Executive Officer’s annual performance review is conducted by the Compensation Committee acting on behalf of the whole Board of Directors. The evaluation is considered by the committee in determining the Chief Executive Officer’s recommended annual compensation.
Compensation Committee; Compensation Committee Interlocks and Insider Participation
The Compensation Committee reviews the performance of our executive officers, makes recommendations to the Board of Directors as to the compensation of our executive officers, reviews the compensation programs for other key employees, including salary and cash incentive payment levels, reviews and approves certain employee benefit policies and programs, and reviews and makes recommendations to management with respect to executive recruitment. In addition, the Compensation Committee administers the Emulex Corporation 2005 Equity Incentive Plan, the Director Plan, certain of our legacy equity incentive plans as well as other equity incentive plans under which we may have outstanding awards as a result of prior acquisitions, including review and approval of grants of awards under these plans. The Compensation Committee also administers the Employee Stock Purchase Plan.
The Compensation Committee’s recommendations regarding executive officer compensation are primarily based upon an assessment of the executive officer’s performance and potential to enhance long-term stockholder value. Except for certain elements of compensation that are specifically tied to certain performance metrics, the Committee does not rely on rigid quantitative guidelines or formulas in determining the recommended amount or mix of compensation elements for each executive officer. The Committee also considers the recommendations of the Chief Executive Officer and the other directors as to the compensation of the other executive officers. Key factors in evaluating executive compensation include:

•	the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year;

•	the nature, scope and level of the executive’s responsibilities;

•	the executive’s contribution to our financial results; and

•	the executive’s demonstration of job knowledge and skills.
In addition, the Compensation Committee considers corporate performance by looking at factors such as performance relative to competitors, performance relative to business conditions, and our success in meeting our financial objectives. The Compensation Committee also considers the level and types of compensation paid to executive officers in similar positions at peer companies as previously identified, as these companies are most likely to compete with us for the services of its executives.
The compensation programs and opportunities for our executive officers will continue in their present form until such time as the Compensation Committee determines in its discretion that revisions to our current plans or replacement plans are advisable. Such revisions may include changes in our compensation arrangements in the future, including the peers against which our committee measures executive compensation, changes in equity or other long-term incentives, and other changes as the committee may determine.
The members of the Compensation Committee are selected by our Board of Directors with consideration of their expertise in executive compensation and knowledge of technology industry compensation practices. As of the date of this Proxy Statement, the Compensation Committee consists of four non-employee, independent members of the Board of Directors: John A. Kelley (Chairman), Gregory S. Clark, Bruce C. Edwards and Beatriz V. Infante. No person who served as a member of the Compensation Committee during fiscal 2014, nor any current member, has any interlocking relationships as defined by the Securities and Exchange Commission. Each Compensation Committee member qualifies as an “outside” director under Section 162(m) of the Internal Revenue Code and as a “non-employee” director under Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee has available to it such external compensation advice and data as the Compensation Committee deems appropriate (and as described below under “Compensation Consultant”).
During fiscal 2014, the Compensation Committee held four formal sessions to review our compensation programs and policies.
Compensation Consultant
The Compensation Committee engaged Towers Watson & Company (“Towers Watson” or the "Compensation Consultant"), an independent professional services company, to assist the Compensation Committee from time to time on matters relating to executive compensation. Towers Watson began providing compensation-consulting services to the Compensation Committee in fiscal 2010. In the most recent fiscal year, Towers Watson assisted us in determining groups of peer or comparable companies and assisted the Compensation Committee with executive officer and non-employee director compensation levels, mix of compensation components and competitive stock granting practices. In addition, the Compensation Committee engaged Pearl Meyer & Partners ("Pearl Meyer" and, collectively, with Towers Watson, the "Compensation Consultants"), an independent professional services company, to provide additional input with respect to long term incentive compensation levels for fiscal 2015. The Compensation Consultants, did not make specific compensation recommendations with respect to executive officers or directors. The Compensation Committee has the right to retain and terminate compensation consultant(s), to assign consulting engagements, and to review study findings independent of management. Neither Towers Watson nor Pearl Meyer currently provides any other services to us.
All of the fees paid to the Compensation Consultants during fiscal 2014 were in connection with the firm’s work on executive compensation or non-employee director compensation matters on behalf of the Compensation Committee. Each of the Compensation Consultants was retained pursuant to an engagement letter, and the Compensation Committee has determined that each of the Compensation Consultants' services in this regard do not give rise to any conflict of interest, and considers the firm to have sufficient independence from Emulex and our executive officers to allow it to offer objective advice.
Fiscal 2014 Compensation
In the first quarter of 2014, the Board of Directors approved, upon the recommendation of the Compensation Committee, the compensation parameters of our Named Executive Officers for fiscal 2014, including their base salaries, cash incentive targets and operational goals and annual equity awards. In addition, at the beginning of each subsequent fiscal quarter during fiscal 2014, the Compensation Committee reviewed and approved the short-term incentive plan calculation for awards and evaluated individual performance adjustments under the EICP.
Base Salary
The Compensation Committee considered the following factors in its recommendations to the Board of the appropriate base salaries for our Named Executive Officers:

•	the role of the executive officer with Emulex;

•	his or her level of responsibility;

•	individual performance for the prior year;

•	internal equity; and

•	base salaries paid to persons in similar positions at the peer companies where we compete for talent.
In fiscal 2014, base salary comprised approximately 33%, on average, of total direct compensation for our Named Executive Officers. For fiscal 2014, the Compensation Committee elected not to provide our Named Executive Officers with any material increases in their base salaries over fiscal 2013. In making its decision to generally maintain base salary levels, the Compensation Committee determined that maintaining base salaries at current levels was consistent with its analysis of current market trends and would assist us in aligning total cash compensation at approximately the 50th percentile relative to our peer companies. The following table shows the changes in base salaries to our Named Executive Officers in fiscal 2014 relative to fiscal 2013:

Fiscal 2013 vs. Fiscal 2014 Base Salary

Executive	Base Salary of FY’14	Base Salary of FY’13	Percentage Increase
Jeffrey W. Benck	$510,000	$439,651	16% (1)
Kyle B. Wescoat	$350,000	$—	NM
Perry M. Mulligan	$320,000	$—	NM
Jeffery L. Hoogenboom	$340,717	$334,037	2%
Margaret A. Evashenk	$349,191	$342,334	2%
James M. McCluney (2)	$402,365	$587,724	NM
Michael J. Rockenbach (3)	$217,310	$384,358	NM
Average increase for Named Executive Officers:			7%
(1) Promotion increase - Chief Operating Officer to Chief Executive Officer on July 12, 2013. See "Compensation of the Chief Executive Officer" on page 35.
(2) Mr. McCluney's service as an executive officer of Emulex terminated effective February 6, 2014.
(3) Mr. Rockenbach's service as an executive officer of Emulex terminated effective January 3, 2014.
Cash Incentive Payments
We pay our Named Executive Officers cash incentive awards on a quarterly basis pursuant to our EICP. The plan provides an opportunity for our executive officers to receive cash compensation upon the achievement of specific quantified financial objectives. The plan also has a performance contribution factor that allows for a modification to the calculated award based on individual performance. For fiscal 2014, we used net revenue and public non-GAAP operating income as the objective performance measures for purposes of determining cash incentive payments under the EICP. Non-GAAP financial measures exclude certain expenses and reflect an additional way of viewing aspects of our operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our results of operations and the factors and trends affecting our business. The reconciliation of GAAP operating income (loss) to Public Non-GAAP operating (in thousands) used for calculating cash incentive payments and performance-based equity awards for fiscal 2014 can be found in Appendix A at the end of the Compensation Discussion and Analysis. The Compensation Committee used net revenue as an objective performance measure because it believes that this performance measure gives executives a definitive target that is within their ability to control. The Compensation Committee also used public non-GAAP operating income rather than GAAP operating income because it does not want to provide officers with a disincentive to make certain desirable strategic decisions that may adversely affect Emulex’s net income under GAAP in the short-term. Award formulas under the EICP are established at the beginning of each fiscal year and may be modified, extended, or canceled annually at the discretion of the Compensation Committee. The Compensation Committee generally seeks to establish corporate performance goals that are achievable, but that are set at a level such that the achievement of the goals will take significant effort by the executive officers and is not assured.
EICP targets are established for each position based on market-competitive data.
EICP Targets for Fiscal 2014

Name	Title	Cash Incentive Target (% of Base Salary)
Jeffrey W. Benck	Chief Executive Officer	100%
Kyle B. Wescoat	Chief Financial Officer	60%
Perry M. Mulligan	Senior Vice President, Operations	50%
Jeffery L. Hoogenboom	Senior Vice President, Worldwide Sales	70%
Margaret A. Evashenk	Senior Vice President, Chief Development Officer	55%

Awards are based solely on company performance on revenue and public non-GAAP operating income with a small individual performance factor component to adjust up or down by 10%.
EICP Metrics for Fiscal 2014 and Fiscal 2015

Metric	Weighting
	Fiscal 2014	Fiscal 2015
Revenue	45%	40%
Public Non-GAAP Operating Income	55%	60%
For fiscal 2014, the awards were based on quarterly performance. The plan was modified in fiscal 2015, adding an annual component.
EICP Percentage Payout by Period for Fiscal 2014 and Fiscal 2015

Performance Period	Q1	Q2	Q3	Q4	Annual
Fiscal 2014	25%	25%	25%	25%	—%
Fiscal 2015	20%	20%	20%	20%	20%

The quarterly incentive payments are adjusted by application of a formula in which incentive payments are increased to reward for over-achievement of targets (up to a maximum of 150% of target) and decreased to minimize or eliminate incentive payments for performance below targeted levels. Net revenue and public non-GAAP operating income incentive payments are calculated separately. For 2014, no net revenue incentive payment or public non-GAAP operating income incentive payment was paid for a given quarter unless at least 80% of the corresponding net revenue or public non-GAAP operating income goal, as the case may be, is achieved. In addition, no incentive payment of any kind was made if public non-GAAP operating income was less than 50% of the applicable public non-GAAP operating income goal. Finally, prorated payments are made for employment for less than an entire quarter so long as the participant has been employed for a minimum of 30 calendar days during the quarter. Overall performance targets for 2014 were approximately $489 million (Revenue) and approximately $69 million (Public Non-GAAP Operating Income).
The following table contains the targeted and actual levels of net revenue and public non-GAAP operating income for each quarter used for purposes of determining the incentive payments paid to our executive officers during fiscal 2014, as well as the percentage of targeted net revenue and public non-GAAP operating income actually achieved each quarter (in thousands, except for percent):

Fiscal Quarter	Targeted Net Revenue	Actual Net Revenue	% of Target Achieved	Targeted Public Non-GAAP Operating Income	Actual Public Non-GAAP Operating Income	% of Target Achieved
Q1 FY'14	$113,996	$114,832	101%	$11,636	$14,935	128%
Q2 FY'14	$129,901	$122,996	95%	$20,472	$20,662	101%
Q3 FY'14	$119,772	$109,730	92%	$16,960	$14,422	85%
Q4 FY'14	$125,435	$99,775	79%	$20,173	$6,816	34%
As is reflected in the table below, the actual quarterly incentive payments paid to each Named Executive Officer were less than their respective aggregate quarterly target cash incentive payment opportunities, unless otherwise noted.

Executive	2014 Target Incentive	2014 Actual Incentive Paid
Jeffrey W. Benck	$505,793	$314,183
Kyle B. Wescoat (1)	$96,932	$19,068
Perry M. Mulligan	$120,000	$91,575
Jeffery L. Hoogenboom	$238,500	$154,956
Margaret A. Evashenk	$192,056	$124,782
James M. McCluney (2)	$293,056	$303,841
Michael J. Rockenbach (3)	$115,306	$121,547

(1) Mr. Wescoat was appointed to Senior Vice President and Chief Financial Officer on January 6, 2014, and therefore, was eligible for the quarterly incentive payments for the third and fourth quarter only.
(2) Mr. McCluney's service as an executive officer of Emulex terminated effective February 6, 2014, and therefore, was eligible for the quarterly incentive payments for the first and second quarter, and a proration of the third quarter.
(3) Mr. Rockenbach's service as an executive officer of Emulex terminated effective January 3, 2014, and therefore, was eligible for the quarterly incentive payments for the first and second quarter only.
Equity Awards
We believe that equity ownership by executive officers provides incentives to build stockholder value by aligning the interests of executive officers with the stockholders and by providing an opportunity for increased compensation if the officers deliver results over time that increase the value of our stock. As such, these awards comprise a major element of our pay-for-performance compensation program and the majority of an executive officers’ total direct compensation. Our long-term incentive awards are designed to focus our leadership on taking actions that lead to sustainable growth and to align their long term interests with those of our stockholders.
Our equity awards are granted in connection with the annual performance review and compensation adjustment cycle. The Compensation Committee considers a number of qualitative and quantitative factors in determining the size of the periodic grants of equity awards. The qualitative factors considered by the Compensation Committee in awarding equity grants to our executive officers include the executive’s performance during the current fiscal year, his or her expected contributions during the succeeding fiscal year and our desire to encourage retention. The quantitative factors include our performance against established objectives in the previous year (fiscal 2013) and our philosophy to utilize a total compensation package that will place its executive officers at approximately the 50th percentile compared to its peer companies.
The Compensation Committee also considers the equity compensation offered by our peer group companies, although the Compensation Committee does not tie equity grants specifically to our designated peer companies. Instead, the information from the peer group companies and other companies in the technology industry is used to provide a general guideline on equity grants and to provide the Compensation Committee with guidance on the appropriate mix of cash and non-cash compensation.
Stock Options
In fiscal 2014, stock options represented approximately 20% of the value of the executives’ equity awards. Since stock options provide value to an option holder only if the value of our common stock increases over the exercise price of the stock option, stock options encourage employees to work to increase the value of our stock. Stock options are granted at fair market value with an exercise price equal to the closing price of our common stock on the New York Stock Exchange on the date of grant. Vesting of options is determined by the Compensation Committee, but options granted to our Named Executive Officers generally vest over three years of continuous service and have a six year contractual term.
Restricted Stock Units
Restricted stock units are awards that are paid in shares of common stock upon vesting and have immediate value to the recipients because they generally are paid in shares as soon as the award vests, with little out-of pocket cost to the recipient. Restricted stock units differ from stock options in that the holder of a restricted stock unit realizes value immediately upon the vesting of the award, even if the price of the underlying common stock has decreased since the date of grant. As a result, restricted stock units encourage their recipients to remain with Emulex until their awards vest and to work towards creating stockholder value, thereby increasing the value of the award.
The vesting schedule of the restricted stock units is determined by the Compensation Committee, but restricted stock units typically vests on a cumulative basis over a three year vesting period as follows:

•	30% of the total number of shares vest on the first anniversary of the date of grant;

•	30% of the total number of shares vest on the second anniversary of the date of grant; and

•	40% of the total number of shares vest on the third anniversary of the date of grant
The restricted stock units provided to the Named Executive Officers at the beginning of fiscal 2014 will vest based on the fulfillment of the above service-based requirement. The Compensation Committee and the entire Board review the vesting terms associated with the restricted stock units to the executive officers on an ongoing basis.
Cash-Settled Units
Cash-settled units are unvested stock awards that will be settled in cash upon vesting. Cash-settled units are granted at fair market value and will continue to be remeasured at each reporting date until the awards vest.
The vesting schedule of the cash-settled units vest as follows:

•	30% of the total number of shares vest on the first anniversary of the date of grant;

•	30% of the total number of shares vest on the second anniversary of the date of grant; and

•	40% of the total number of shares vest on the third anniversary of the date of grant
Performance-Based Shares
The Compensation Committee has elected to tie a portion of the equity awards granted to certain of our executive officers directly to achievement of specific financial targets. Specifically, a total of 40% of the eligible equity-based awards granted to our Chief Executive Officer were designated as "performance-based shares" in fiscal 2014.
Distribution of these performance-based shares to recipients granted in 2014 is based on our performance as compared with certain designated peer companies for fiscal 2014 and fiscal 2015 on the following metrics:

•	Revenue growth;

•	Adjusted operating income growth; and

•	Total stockholder return.
Distribution of awarded shares is based on our relative ranking on these metrics against the performance of the peer companies over this two year period. Adjustment to the number of shares awarded is made for over- and under-performance based on the following matrix:

Performance vs. Performance of Peer Companies	% of Target RSUs Earned Year 1	% of Target RSUs Earned Year 2 & Year 3
75th Percentile and Above	150%	150%
50th to 74th Percentile	100% - 149%	100% - 149%
25th to 49th Percentile	—%	50% - 99%
<25th Percentile	—%	—%
The performance-based share awards were granted on September 15, 2012 (the "fiscal 2013-2014 performance share grant") in the form of restricted stock units and cash settled units under our Equity Incentive Plan. The performance-based share awards were granted on September 15, 2013 (the "fiscal 2014-2015 performance share grant") in the form of restricted stock units. The number of shares actually distributed pursuant to these performance-based share awards will be based on our actual performance against the specified financial metrics relative to our designated subset peer companies pursuant to the matrix above. The fiscal 2013-2014 performance share grant awards for the performance-based equity grants are based on performance over the fiscal 2013-fiscal 2014 period. The fiscal 2014-2015 performance share grant awards for the performance-based equity grants are based on performance over the fiscal 2014-fiscal 2015 period. With respect to the fiscal 2013-2014 performance share grant awards and the fiscal 2014-2015 performance share grant awards there is an opportunity to receive up to 30% of the target grant in the first year if the company achieves at least median performance against the performance peer companies. As noted above, such opportunity was eliminated with respect to grants made for fiscal 2015. Similar to restricted stock units, performance-based shares reflect our focus on a longer term performance, with distributed shares subject to time-based vesting as follows: 30% on the first anniversary of grant, 30% on the second anniversary of grant and 40% on the third anniversary of grant.
The results for the fiscal 2013-2014 and fiscal 2014-2015 performance share grants for the Chief Executive Officer are shown below:

FY13-FY14 Performance Share Grant
Performance Metric	Performance Metric Weighting	Emulex Performance Percentile	% of Target Awards Earned
Revenue Growth	45%	30%	60%	(1)
Adjusted Operating Income Growth	55%	40%	80%	(1)
Cumulative Total Stockholder Return	—%	—%	—%	(3)
Total % Awarded Based Upon Performance			71%	(2)

FY14-15 Performance Share Grant
Performance Metric	Performance Metric Weighting	Emulex Performance Percentile	% of Target Awards Earned
Revenue Growth	40%	20%	—%	(1)
Adjusted Operating Income Growth	40%	60%	120%	(1)
Cumulative Total Stockholder Return	20%	20%	—%
Total % Awarded Based Upon Performance			48%	(2)
(1) Represents the percentage of the targeted award earned for the particular metric in question.
(2) Represents the percentage of the total targeted award earned for all metrics taken as a whole.
(3) Mr. Benck's service as Chief Executive Officer of Emulex commenced on July 12, 2013, therefore, his fiscal 2013 awards were measured based on the matrix for Chief Operating Officer.
Effect of Company Performance on Chief Executive Officer Realizable Pay
As a result of the fact that we are required to reflect, in the compensation tables that follow this Compensation Discussion and Analysis, equity awards for our Named Executive Officers at values which are impacted by accounting and other assumptions, there can be a significant disconnect between what is reported for a given year in such tables as compensation to an executive officer, and the realizable value of the compensation in that year. Realizable compensation is not a substitute for reported compensation in evaluating our executive compensation programs, but we believe understanding realizable compensation is important in understanding the impact of the performance components and stock price appreciation components of an award on the value of what an executive could realize and the value of what an executive ultimately receives.
As illustrated by the chart below, the Company's performance in 2014 had a significant effect on actual and possible future compensation for our Chief Executive Officer (in thousands):
(1) Aggregates the base salary, cash incentive payments and the grant date fair values awarded by the Compensation Committee in fiscal 2014.
(2) Depicts values for restricted stock units, performance-based shares and stock options as if each expired on June 29, 2014. As shown in the tables that follow this CD&A, none of these awards have expired. Accordingly, the awards may yield higher actual compensation outcomes than depicted.
Compensation of the Chief Executive Officer
Our Chief Executive Officer’s compensation includes four elements: (i) base salary, (ii) short-term cash incentive, (iii) long-term equity incentive, and (iv) performance-based equity. The Compensation Committee believes that the elements of Mr. Benck's overall compensation in 2014 reflect an appropriate balance of strategic and operational objectives and financial objectives. The short-term cash incentive provides for compensation that is based on our performance against our own annual financial objectives. Mr. Benck’s long-term equity-based compensation is highly weighted to our performance versus our peer group companies which, the Compensation Committee believes, strongly aligns with our corporate objectives and stockholder value.
Although Mr. Benck's base salary increased in 2014 as compared to 2013 as a result of his promotion to Chief Executive Officer, his total direct compensation was 19% below the median for Emulex's peer group and significantly lower than the compensation paid to Emulex's prior Chief Executive Officer.
As discussed above, we continue to believe that compensation that is tied directly to our performance is critical to our objective of aligning company and stockholder interests and motivating superior performance. Accordingly, the portion of Mr. Benck’s equity awards that are tied directly to our performance was increased from 30% to 40% in fiscal 2014 and increased to 50% for fiscal 2015.
In summary, the Compensation Committee believes that the elements of the Chief Executive Officer’s compensation individually and in total represent a strong pay-for-performance program that closely aligns the Chief Executive Officer’s compensation with Emulex’s objectives and the creation of long-term stockholder return.
Other Benefits and Perquisites
The Named Executive Officers also participate in the same medical, dental, life insurance, disability coverage and other benefits that are provided to all of our employees, as described below. In addition, Named Executive Officers (along with all other employees) are eligible to participate in our Employee Stock Purchase Plan. The Employee Stock Purchase Plan allows our employees to purchase shares of our common stock through payroll deductions at 85% of the lower of the fair market value of the stock at the beginning or the end of each six-month offering period.
The Named Executive Officers are also entitled to participate in our 401(k) plan, which we maintain for the benefit of all of our employees in order to allow our employees to accumulate savings for retirement. We match 50% of the first 4% of an employee’s eligible compensation. In addition, we may elect to make an additional discretionary profit-sharing contribution to our 401(k) plan each year based on our profitability during the year, subject to the maximum contributions and other rules prescribed by Federal law governing such plans. Our Named Executive Officers are eligible to participate in our 401(k) plan and receive employer matching contributions on the same basis as any other salaried employee but do not participate in any discretionary employer profit-sharing contributions.
Our Named Executive Officers are eligible for the same benefit we offer all employees with a title of Senior Director and higher in reimbursing for the cost of certain group term life insurance premiums, up to a maximum coverage amount of four times the officer’s base salary.
We do not maintain any pension plans or supplemental executive retirement plans for the Named Executive Officers or for any of our other employees. Except as disclosed in the Summary Compensation Table on page 39, we do not provide any other material perquisites or other personal benefits to our Named Executive Officers
Stock Ownership Guidelines
In September 2007, Emulex implemented stock ownership guidelines for the members of its Board of Directors. Those guidelines provide that directors should own, or acquire within three years after the later of first becoming a director or the initial adoption of the guidelines, shares of Emulex common stock, including shares of restricted stock, with a value of three times his or her annualized retainer (the quarterly retainer multiplied by four), excluding any out of pocket expenses reimbursed and any additional retainers paid to committee chairs. Beginning in fiscal 2011, the Board of Directors extended these stock ownership guidelines to our executive officers in order to further align their interests with the interests of our stockholders. For our executive officers, effective December 24, 2010, each executive officer should own, or acquire within five years after the later of first becoming an executive officer or the initial adoption of this guideline, shares of Emulex common stock, including shares of restricted stock, and shares represented by restricted stock units, with a value equal to his or her annualized base salary.
While our guidelines call for ownership of equity equal to the officers’ annualized base salary, as a group, our Chief Executive Officer and other Named Executive Officers have average holdings of three years base salary in Emulex stock. Starting in fiscal 2015, we increased the Chief Executive Officer stock ownership guidelines from one times to three times base salary to conform to current best practices. While not restricted from selling these additional holdings under our existing guidelines, we believe this level of typical holding by our named executive officers is strongly aligned with our stockholders. The Compensation Committee plans to continue to review the ownership guidelines for our Named Executive Officers on an annual basis to determine if any changes are warranted based on the actual stock holdings of our Named Executive Officers.

Accounting and Tax Considerations
In designing our executive compensation programs, we consider the accounting and tax effects that each component of the program will or may have on us and our executive officers.
Deductibility of Executive Compensation
For incentive-based compensation, the Compensation Committee considers the desirability to qualify for deductibility under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by Emulex for tax purposes. The Compensation Committee balances the desirability to qualify for such deductibility with Emulex’s need to maintain flexibility in compensating executive officers in a manner designed to promote its corporate goals as described above. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. The aggregate amount of compensation in fiscal 2014 of the Named Executive Officers that will not qualify for Section 162(m) deductibility is expected to be approximately $0.5 million. The Compensation Committee also seeks to minimize the tax consequences that might arise under a potential change in control of Emulex by limiting the amount of compensation as may be paid to an executive in such a circumstance.
The existing Key Employee Retention Agreements (“KERAs”) do not provide for any gross-up payment related to potential 280G excise taxes.
Nonqualified Deferred Compensation
Emulex does not provide its executive officers with elective deferred compensation or nonqualified deferred compensation such as a Supplemental Executive Retirement Plan (“SERP”). However, Emulex does have certain benefits, such as severance and Change-in-Control payments that are subject to Section 409A. Emulex believes it is operating in good faith compliance with applicable statutory provisions.

Appendix A: Reconciliation of GAAP Operating Income (Loss) to Public Non-GAAP Operating Income

	Q1 FY'14	Q2 FY'14	Q3 FY'14	Q4 FY'14	Total FY'14
GAAP operating loss in fiscal 2014 based on quarterly and annual results included in Forms 10-Q and 10-K	$(3,252)	$(1,589)	$(5,817)	$(9,501)	$(20,159)
Items excluded from GAAP operating loss to calculate non-GAAP operating income used for performance-based equity awards:
Stock-based compensation	4,572	3,744	3,910	3,031	15,257
Amortization of intangibles	7,764	7,842	7,824	7,861	31,291
Site closure and other restructuring costs	—	7,370	882	2,186	10,438
Expenses related to Broadcom patents	4,016	3,288	7,082	2,498	16,884
Non-GAAP operating income used for performance-based equity awards	$13,100	$20,655	$13,881	$6,075	$53,711
Item excluded from GAAP operating loss to calculate public non-GAAP operating income included in press released filed with Form 8-K:
Expenses related to the acquisition of Endace	373	—	(31)	(39)	303
Expenses related to class action lawsuit	—	—	—	18	18
IRS NOPA	—	—	172	762	934
Public non-GAAP operating income in press release filed with Form 8-K	$13,473	$20,655	$14,022	$6,816	$54,966
Additional adjustment to Public non-GAAP operating income (loss) in press release to calculate fiscal 2014 cash incentive payments:
Difference between accrued bonus and actual bonus payout	1,462	7	400	—	1,869
Public non-GAAP operating income used for fiscal 2014 cash incentive payments:	$14,935	$20,662	$14,422	$6,816	$56,835

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee
JOHN A. KELLEY, Chairman
GREGORY S. CLARK
BRUCE C. EDWARDS
BEATRIZ V. INFANTE

Summary Compensation
The following table sets forth information concerning compensation for the fiscal years ended July 1, 2012, June 30, 2013 and June 29, 2014 of the Chief Executive Officer as of June 29, 2014, the current Chief Financial Officer and each of the three most highly compensated executive officers of Emulex as of June 29, 2014, whose salary and cash incentive compensation for the fiscal year ended June 29, 2014 was at least $100,000.

Name and Participant Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey W. Benck (1)	2014	504,588	—	1,200,005	105,813	314,183	N/A	7,153	2,131,742
President and	2013	439,651	—	891,648	128,436	282,057	N/A	8,900	1,750,692
Chief Executive Officer	2012	439,551	—	646,000	—	338,190	N/A	5,353	1,429,094

Kyle B. Wescoat (2)	2014	154,808	—	720,003	162,633	19,068	N/A	5,165	1,061,677
Senior Vice President,
Chief Financial Officer

Perry M. Mulligan (3)	2014	291,692	—	559,998	43,379	91,575	N/A	5,543	992,187
Senior Vice President,
Operations

Jeffery L. Hoogenboom	2014	339,175	—	439,999	38,797	154,956	N/A	6,516	979,443
Senior Vice President,	2013	334,037	—	479,880	110,087	187,512	N/A	5,900	1,117,416
Worldwide Sales	2012	333,936	—	374,680	—	225,203	N/A	5,353	939,172

Margaret A. Evashenk	2014	347,611	—	360,002	31,743	124,782	N/A	7043	871,181
Senior Vice President,	2013	342,334	—	418,734	91,740	150,993	N/A	6,350	1,010,151
Chief Development Executive	2012	342,293	—	303,620	—	181,113	N/A	7,422	834,448

James M. McCluney (4)	2014	402,365	—	720,003	63,488	303,841	N/A	7,402	1,497,099
Former Chief Executive Officer and	2013	587,724	—	1,495,368	122,320	446,509	N/A	12,386 (8)	2,664,307
Executive Chairman	2012	587,155	—	1,162,800	—	534,960	N/A	6,889	2,291,804

Michael J. Rockenbach (5)	2014	217,310	—	—	—	121,547	N/A	2,451	341,308
Former Executive Vice President and	2013	384,358	—	538,704	79,508	184,935	N/A	6,380	1,193,885
Chief Financial Officer	2012	383,962	—	510,340	—	221,560	N/A	6,267	1,122,129

(1)	Effective July 12, 2013, Mr. Benck was appointed Chief Executive Officer of Emulex, and retained his position as President.

(2)	Effective January 6, 2014, Mr. Wescoat was appointed Senior Vice President and Chief Financial Officer of Emulex.

(3)	Effective July 18, 2013, Mr. Mulligan was appointed Senior Vice President of Operations of Emulex.

(4)
Mr. McCluney resigned as Chief Executive Officer of Emulex and was appointed Executive Chairman of Emulex effective July 12, 2013. Mr. McCluney's service as Executive Chairman ended on February 6, 2014.

(5)	Mr. Rockenbach's service as an officer and employee of the Company ended effective January 3, 2014.

(6)
The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2014, 2013 and 2012. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Accounting Standards Codification Topic No. 718. There is no guarantee that, if and when these stock awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to stock option and award grants, refer to Note 13 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended June 29, 2014, as filed with the SEC. These amounts reflect our accounting expense for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the applicable officer.

(7)
This column reflects performance-based cash incentive payments paid pursuant to Emulex’s Executive Incentive Plan and may include amounts earned in a given fiscal year but not paid until the subsequent year.

(8)	The amount shown is the estimated value of perquisites and other personal benefits received in fiscal 2013 including life insurance premiums, physical exam expense, and 401(k) matching contributions.

Grants of Plan-Based Awards
The following table provides certain information concerning grants of cash incentive awards, equity awards and options to purchase Emulex’s common stock and other plan-based awards made during the fiscal year ended June 29, 2014, to the persons named in the Summary Compensation Table.
Grants of Plan-Based Awards
In Fiscal 2014

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)(1)
Jeffrey W. Benck	N/A	159,326	505,793	758,690	—	—	—	—	—	—	—
	9/15/2013	—	—	—	—	77,620	116,430	77,620	38,810	7.73	1,305,818

Kyle B. Wescoat	N/A	30,534	96,932	145,398	—	—	—	—	—	—	—
	1/15/2014	—	—	—	—	—	—	99,174	64,544	7.26	882,636

Perry M. Mulligan	N/A	37,800	120,000	180,000	—	—	—	—	—	—	—
	8/15/2013	—	—	—	—	—	—	73,976	18,494	7.57	609,378

Jeffery L. Hoogenboom	N/A	77,006	238,500	357,750	—	—	—	—	—	—	—
	9/15/2013	—	—	—	—	—	—	56,921	14,230	7.73	478,796

Margaret A. Evashenk	N/A	62,008	192,056	288,084	—	—	—	—	—	—	—
	9/15/2013	—	—	—	—	—	—	46,572	11,643	7.73	391,745

James M. McCluney	N/A	101,925	293,056	439,584	—	—	—	—	—	—	—
	9/15/2013	—	—	—	—	—	—	93,144	23,286	7.73	783,491

Michael J. Rockenbach	N/A	36,322	115,306	172,959	—	—	—	—	—	—	—

(1)	The established maximum payment set by Emulex is 150% of target.

(2)
This column shows the number of shares of restricted stock units granted in fiscal 2014 to the Named Executive Officers. Such restricted stock awards vest in installments over a three-year period. Unvested shares are subject to a right of repurchase at the original purchase price on behalf of Emulex in the event of the Named Executive Officer’s termination of service with Emulex.

(3)
Performance based stock awards and unvested restricted stock units are granted to the Named Executive Officers without an exercise price. The grant date fair value equals the closing price of Emulex’s common stock on the grant date. Stock options are granted with an exercise price per share equal to the closing price of Emulex’s common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning awards of stock options and restricted stock for each Named Executive Officer that remained outstanding as of June 29, 2014.
Outstanding Equity Awards at June 29, 2014

Name	Option Grant Date	# of Securities of Unexercised Options Exercisable	# of Securities of Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	# of Shares of Restricted Stock Not Vested (1)	Market Value of Shares of Restricted Stock Not Vested (2)
Jeffrey W. Benck	9/2/2009	65,000	—	$9.82	9/1/2015	—	$—
	3/2/2010	35,000	—	$13.28	3/1/2016	—	$—
	9/2/2010	99,000	—	$9.95	9/1/2016	—	$—
	9/2/2011	—	—	N/A	N/A	40,000	$217,200
	9/15/2012	22,050	19,950	$7.74	9/14/2018	80,638	$437,864
	9/15/2013	—	38,810	$7.73	9/14/2019	155,240	842,953

Kyle B. Wescoat	1/15/2014	—	64,544	$7.26	1/14/2020	99,174	$538,515

Perry M. Mulligan	8/15/2013	—	18,494	$7.57	8/14/2019	73,976	$401,690

Jeffery L. Hoogenboom	9/2/2009	20,000	—	$9.82	9/1/2015	—	$—
	3/2/2010	20,000	—	$13.28	3/1/2016	—	$—
	9/2/2010	55,000	—	$9.95	9/1/2016	—	$—
	9/2/2011	—	—	N/A	N/A	23,200	$125,976
	9/15/2012	18,900	17,100	$7.74	9/14/2018	43,400	$235,662
	9/15/2013	—	14,230	$7.73	9/14/2019	56,921	309,081

Margaret A. Evashenk	12/2/2009	10,500	—	$9.52	12/1/2015	—	$—
	3/2/2010	8,000	—	$13.28	3/1/2016	—	$—
	9/2/2010	27,000	—	$9.95	9/1/2016	—	$—
	9/2/2011	—	—	N/A	N/A	18,800	$102,084
	9/15/2012	15,750	14,250	$7.74	9/14/2018	37,870	$205,634
	9/15/2013	—	11,643	$7.73	9/14/2019	46,572	$252,886

James M. McCluney	—	—	—	N/A	N/A	—	$—

Michael J. Rockenbach	8/19/2004	75,000	—	$10.01	8/18/2014	—	$—
	9/2/2009	40,000	—	$9.82	9/1/2015	—	$—
	7/2/2010	35,000	—	$9.17	7/1/2016	—	$—
	9/2/2010	75,000	—	$9.95	9/1/2016	—	$—
	9/2/2011	—	—	N/A	N/A	31,600	$171,588
	9/15/2012	13,650	12,350	$7.74	9/14/2018	48,720	$264,550

(1)
Assuming continued employment with Emulex, 30%, 30% and 40% of the unvested shares will vest on the first, second and third year anniversaries of the grant date, respectively. Includes awards of both shares of restricted stock and restricted stock units.

(2)	Market value of the unvested stock is computed by multiplying the fiscal 2014 year-end closing market price of $5.43 by the number of shares held.

Option Exercises and Stock Vested During Last Fiscal Year
The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2014 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey W. Benck	—	—	89,842	662,838
Kyle B. Wescoat	—	—	—	—
Perry M. Mulligan	—	—	—	—
Jeffery L. Hoogenboom	—	—	47,600	352,578
Margaret A. Evashenk	—	—	40,330	291,418
James M. McCluney	—	—	331,461	2,452,725
Michael J. Rockenbach	—	—	67,423	490,756
Potential Payments Upon Termination or Change in Control
Key Employee Retention Agreements for fiscal 2014. Emulex has executed a key employee retention agreement with Mr. Benck. Under the terms of the agreement, as currently in effect, Emulex provides certain benefits and payments to Mr. Benck in the case of a separation from Emulex. These benefits are considered and approved as a part of Emulex’s total compensation program. Emulex enters into retention agreements with its key executive officers to minimize distraction and risk of departure of executives in the event of a potential change-in-control transaction, to align the potential severance benefits for senior executives with competitive practices and to ensure that the interests of these officers are aligned with the interests of the stockholders.
The key employee retention agreement in effect in 2014 for Mr. Benck provides that he is entitled to receive the following payments and benefits in the event of a termination of his employment by Emulex without cause, or by him for good reason (each as defined in the agreements) during the period beginning twelve months before and ending twenty-four months after the effective date of a change in control of Emulex (a “Change of Control Period”):

•	a lump sum cash severance payment equal to twenty-four months of his base pay, inclusive of his target incentive payment level with respect to the fiscal year prior to their termination date;

•	a lump sum cash payment equal to twenty-four months COBRA coverage (health, dental and vision benefits) for Mr. Benck and his spouse and dependents; and

•	full vesting and acceleration of their stock options and other stock awards and the right to exercise stock options for a period of twelve months following their termination date.
Messrs. Wescoat, Mulligan and Hoogenboom and Ms. Evashenk do not have key employee retention agreements with Emulex but instead participate in Emulex’s Change in Control Retention Plan (the “CIC Plan”) along with approximately 19 other key employees as of the end of fiscal 2014. Under the terms of the CIC Plan, Messrs. Wescoat, Mulligan, and Hoogenboom and Ms. Evashenk are each entitled to receive the following payments and benefits in the event of a termination of employment by Emulex without cause, or by them for good reason (each as defined in the CIC Plan) during the Change in Control Period:

•	a lump sum cash severance payment equal to twelve months of base pay, inclusive of their target incentive payment level with respect to the fiscal year prior to their termination date;

•	a lump sum cash payment equal to the costs of continuation of their health insurance premiums for twelve months following the termination of their employment; and

•	full vesting and acceleration of their stock options and other stock awards and the right to exercise stock options for a period of twelve months following their termination date.
The key employee retention agreement and CIC Plan also provides these executives with reimbursement of up to $15,000 for outplacement services utilized within the first twelve months following termination of employment. If the severance payment and benefits received by any one of these executives would be considered an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, thereby subjecting the executive to a 20% penalty excise tax, then the severance payment and benefits will be reduced to the extent that a reduction would result in these executives receiving a greater after-tax amount.

Severance Agreements for fiscal 2014. In connection with the appointment of Mr. Benck as Chief Executive Officer, we entered into a severance agreement with Mr. Benck, dated July 12, 2013 (the “Severance Agreement”). The Severance Agreement generally provides for the following benefits to Mr. Benck upon a termination without “Cause” or by Mr. Benck for “Good Reason” at any time outside the above-referenced Change in Control Period: (i) payment of any accrued but unpaid compensation, (ii) payment of a severance benefit equal to one year’s base salary, (iii) payment of any deferred incentive bonuses, (iv) a cash amount equal to twelve months COBRA coverage (health, dental, and vision benefits) for Mr. Benck and his spouse and dependents, (v) acceleration of vesting of outstanding equity awards by one year (with any performance-based equity awards vesting at a minimum of the target achievement level) and (vi) one times his annual target incentive payment as in effect on the date of termination.
In connection with the appointment of Mr. Wescoat as Senior Vice President and Chief Financial Officer, we entered into a Severance Agreement, dated January 6, 2014, with Mr. Wescoat (the "Severance Agreement"). The Severance Agreement provides certain benefits, including payment of one year's base salary, a lump sum cash payment equal to the costs of continuation of his health insurance premiums for twelve months following the termination of his employment, and one year acceleration of equity grants, in the event Mr. Wescoat's employment is terminated during the first two years of his employment without "Cause" by the Corporation or for "Good Reason" by Mr. Wescoat (as each such term is defined in the Severance Agreement). However, the benefits under the Severance Agreement shall only be payable if the termination date occurs during at time in which (i) the Corporation is not party to an agreement, the consummation of the transactions contemplated by which would result in the occurrence of a "Change in Control" (as such term is defined in the CIC Retention Plan), and (ii) a Change in Control has not occurred within the preceding twenty-four (24) months.
Qualified Termination of Employment
The following table describes the potential payments to our Named Executive Officers upon an eligible termination without cause by Emulex or by the executive officer for good reason (as defined within the executive officer’s Key Employee Retention Agreement or the CIC Plan, as applicable) due to a change in control assuming termination as of June 29, 2014:

Name	Base Salary ($)(1)	Bonus ($)(2)	Acceleration of Vesting of Restricted Stock Awards ($)(3)	Acceleration of Vesting of Options ($)	Benefits ($)(4)	Total ($)
Jeffrey W. Benck	1,020,000	1,020,000	1,498,018	—	50,268	3,588,286
Kyle B. Wescoat	350,000	210,000	538,515	—	36,429	1,134,944
Perry M. Mulligan	320,000	160,000	401,690	—	29,965	911,655
Jeffery L. Hoogenboom	340,717	238,502	670,719	—	36,429	1,286,367
Margaret A. Evashenk	349,191	192,055	560,604	—	30,399	1,132,249
James M. McCluney (5)	—	—	—	—	—	—
Michael J. Rockenbach (5)	—	—	—	—	—	—

(1)	Base salary is based on the annual salary as of June 29, 2014 over the severance period (twenty-four months for Mr. Benck, twelve months for the other executive officers).

(2)	Bonus is based on the target bonus level for fiscal 2014 as a percentage of base salary.

(3)
Calculated as the closing market price on June 29, 2014, multiplied by the number of shares of restricted stock awards subject to accelerated vesting if the termination of employment occurred on June 29, 2014.

(4)	Benefits include medical or health premiums for the severance period and $15,000 each for reimbursement of outplacement services.

(5)	Mr. McCluney's employment with the Company ended on February 6, 2014 and Mr. Rockenbach's employment with the Company ended on January 3, 2014.

SUPPLEMENTAL EQUITY PLAN INFORMATION
The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity plans as of December 28, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Related in Column (a))
	(a)	(b)	(c)
Employee and other equity compensation plans approved by security holders (1)	5,915,511	$8.12	4,547,081	(5)
Non-employee directors equity compensation plans approved by security holders (2)	180,000	$19.15	679,608
Total equity compensations plans approved by security holders	6,095,511	$8.97	5,226,689
Employee stock purchase plan approved by security holders (3)	—	—	3,266,441
Equity compensations plans not approved by security holders (4)	112,161	$5.22	82,810
Total	6,207,672	$8.80	8,575,940

(1)	Consists of the Emulex Corporation Employee Stock Option Plan, the Emulex Corporation 2005 Equity Incentive Plan, and the Emulex Corporation 2004 Employee Stock Incentive Plan.

(2)	Consists of the Emulex Corporation Stock Award Plan for Non-Employee Directors.

(3)
The Emulex Employee Stock Purchase Plan enables employees to purchase our common stock at a 15% discount to the lower of market value at the beginning or end of each six month offering period. As such, the number of shares that may be issued during a given six month period and the purchase price of such shares cannot be determined in advance. See Note 13, “Stock-based Compensation,” in the notes to consolidated financial statements included in Part IV, Item 15(a) of the fiscal 2014 Annual Report on Form 10-K.

(4)
Consists of the ServerEngines Corporation (ServerEngines) Amended and Restated 2008 Stock Option Plan, Sierra Logic, Inc. (Sierra Logic) 2001 Stock Option Plan, Aarohi Communications Inc. (Aarohi) 2001 Stock Option Plan. Options issued under these plans were converted into options to purchase Emulex Corporation common stock as a result of the acquisitions of ServerEngines, Sierra Logic, and Aarohi.

(5)	Excludes net unvested stock granted of 3,764,872 shares that are not deemed issued for accounting purposes until vested.
Historical Stock Burn Rate Calculation
The supplemental historical burn rate data as of June 29, 2014 is presented below for overall information purposes. The burn rate is calculated as the number of stock options and restricted stock units granted divided by the weighted average basic common shares outstanding in the year indicated (Unadjusted Burn Rate). If the burn rate were to be calculated under the assumption that Restricted Stock and Restricted Stock Units counted as two shares towards the total granted figure, the adjusted burn rate would be 5.20% for the three year average ending June 29, 2014.

Fiscal Year	Options Granted		Restricted Stock Units Granted	Total Unadjusted Grants	Total Adjusted Grants (1)	Weighted Average Basic Common Shares Outstanding	Unadjusted Burn Rate	Adjusted Burn Rate
	(a)		(b)	(c) = (a) + (b)	(d) = (a) + (b)*2	(e)	(f) = (c) / (e)	(g) = (d) / (e)
2014	242,416	(1)	2,562,867	2,805,283	5,368,150	83,917,000	3.34%	6.40%
2013	478,555		2,075,409	2,553,964	4,629,373	90,271,000	2.83%	5.13%
2012	189,000		1,663,180	1,852,180	3,515,360	86,585,000	2.14%	4.06%
					3 Year Average		2.77%	5.20%

(1)	Excludes 282,958 options deemed granted for accounting purposes only.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
Section 16 of the Exchange Act requires Emulex’s Directors and executive officers and persons who own more than 10% of a registered class of Emulex’s equity securities to file various reports with the Securities and Exchange Commission and the New York Stock Exchange concerning their holdings of, and transactions in, securities of Emulex. Copies of these filings must be furnished to Emulex.

Based on a review of the copies of such forms furnished to Emulex and written representations from Emulex’s executive officers and Directors, Emulex believes that during the 2014 fiscal year, none of the officers, Directors and greater than 10% stockholders were delinquent in their applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES
Advance Notice Procedures
Under Emulex’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered advance notice to Emulex. To be timely in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at the Emulex’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely received must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was first made. To be timely in the case of a special meeting, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the Bylaws. As such, to be eligible for inclusion in next year's proxy statement and proxy card, stockholder proposals and nominations for election to the Board must be received by the Secretary of Emulex at the address set forth on the first page of this Proxy Statement no later than November 20, 2015 and no earlier than October 21, 2015.
Stockholder Proposals for 2015
Stockholders who wish to present proposals for action at the next Annual Meeting of Stockholders may do so by following the procedures prescribed by SEC Rule 14a-8. Under these rules, to be eligible for inclusion in next year’s proxy statement and proxy card, stockholder proposals must be received by the Secretary of Emulex at the address of Emulex set forth on the first page of this Proxy Statement no later than September 10, 2015.

ANNUAL REPORT TO STOCKHOLDERS
The Annual Report to Stockholders of Emulex for the fiscal year ended June 29, 2014, including audited consolidated financial statements, has been mailed to the stockholders concurrently herewith, but such Report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material.

OTHER MATTERS
The Management of Emulex does not know of any other matters which are to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their collective judgment.

ANNUAL REPORT ON FORM 10-K
A copy of Emulex’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. A copy of our Annual Report on Form 10-K is also available on our website at www.emulex.com.

By Order of the Board of Directors

JEFFREY W. BENCK
President, Chief Executive Officer and Director

Costa Mesa, California
January 9, 2015

Annex A

Proposed New Paragraph B of Article V of Emulex Corporation's Certificate of Incorporation

B. Except in connection with vacancies as provided in the Corporation’s Bylaws, each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of director nominees exceeds the number of directors to be elected, each director shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Paragraph B, a majority of the votes cast means that the number of shares voted ‘for’ a director must exceed the number of votes cast ‘against’ that director. The following shall not be votes cast: (a) a share whose ballot is marked as withheld, (b) a share otherwise present at the meeting but for which there is an abstention, and (c) a share otherwise present at the meeting for which a stockholder gives no authority or direction.

Annex B

Existing Paragraph B of Emulex Corporation's Certificate of Incorporation (as proposed to be deleted)

~~B. At each election of directors, each holder of shares of capital stock entitled to vote for the election of directors shall be entitled to as many votes as shall equal the number of votes which (except for this provision) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and that he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of the them as he may see fit; provided, however, that no stockholder shall be entitled to vote in accordance with this paragraph unless the name of the candidates for director for whom such stockholder desires to vote have been placed in nomination prior to the voting and the stockholder has given notice at the meeting prior to the voting of the stockholder’s intention to cumulate the stockholder’s votes, and provided further, that if any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination in accordance with this paragraph.~~

Emulex Corporation
Attention: Investor Relations
3333 Susan Street
Costa Mesa, CA 92626

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Jeffrey W. Benck 02 Gregory S. Clark 03 Gary J. Daichendt 04 Bruce C. Edwards 05 Paul F. Folino
06 Beatriz V. Infante 07 John A. Kelley 08 Rahul N. Merchant 09 Nersi Nazari 10 Dean A. Yoost

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

		For	Against	Abstain
2	APPROVAL OF AN AMENDMENT TO EMULEX'S CERTIFICATE OF INCORPORATION TO REQUIRE MAJORTY VOTING IN UNCONTESTED DIRECTOR ELECTIONS (CONTINGENT UPON APPROVAL OF PROPOSAL 3).	☐	☐	☐
3	APPROVAL OF AN AMENDMENT TO EMULEX'S CERTIFICATE OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING IN DIRECTOR ELECTIONS (CONTINGENT UPON APPROVAL OF PROPOSAL 2).	☐	☐	☐
4	RATIFICATION AND APPROVAL OF AN ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.	☐	☐	☐
5	RATIFICATION OF THE SELECTION OF KPMG, LLP AS EMULEX'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4c promulgated by the Securities and Exchange Commission.

To the extent cumulative voting applies, the undersigned hereby grants to the Proxies discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of Directors.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000224016_1 R1.0.0.51160